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As filed with the Securities and Exchange Commission on April 5, 2005.
Registration No. 333-120428

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 TO
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Nationwide Financial Solutions, Inc.
(Name of small business issuer in its charter)

Nevada (State or jurisdiction of incorporation or organization)	6282 (Primary Standard Industrial Classification Code Number)	33-1080880 (I.R.S. Employer I.D. Number)

3231 S. Country Club Way, Suite 102
Tempe, Arizona 85282
(480) 820-9766
(Address and telephone number of principal executive offices)

3231 S. Country Club Way, Suite 102
Tempe, Arizona 85282
(Address of principal place of business or
intended principal place of business)

Stephen G. Luke, Chief Executive Officer,
President and Chairman of the Board of Directors
3231 S. Country Club Way, Suite 102
Tempe, Arizona 85282
(480) 820-9766
(Name, address and telephone number of agent for service)

Copies to:
Gary A. Agron, Esq.
5445 DTC Parkway, Suite 520
Greenwood Village, Colorado 80111
(303) 770-7254

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.0001 Par Value	3,295,000 shares	$2.00	$6,590,000	$776(1)
(1)
We previously paid a fee of $2,313. Accordingly, no additional fee is due.

        This registration statement registers the resale of 3,295,000 shares of common stock offered by our selling stockholders, valued initially at $2.00 per share.

        In addition to the number of shares set forth above, the amount to be registered includes any shares of our common stock issued as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

        The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price in the table above are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933. The estimate is based upon the price upon which we expect the common stock to initially trade on the Over-the-Counter Electronic Bulletin Board.

        We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting nor does it seek an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated April 5, 2005

PRELIMINARY PROSPECTUS

3,295,000 shares of common stock

Nationwide Financial Solutions, Inc.

        Our selling stockholders are offering by this prospectus up to 3,295,000 shares of our common stock for sale from time to time in open market transactions at prevailing market prices. The initial offering price will be $2.00 per share and thereafter, if the shares are listed for quotation and trading, at then prevailing market prices or privately negotiated prices. The selling stockholders do not include any of our officers, directors or control stockholders but do include one stockholder who owns 5.5% of our outstanding common stock. This stockholder will be considered an "underwriter" in the offering. We will not receive any proceeds from the sale of the common stock offered by the selling stockholders. See "Selling Stockholders."

        There is no public market for our common stock and no assurance that a market will develop. We intend to apply to list our common stock for quotation and trading on the Over-the-Counter Electronic Bulletin Board although there can be no assurance our listing application will be approved.

        Investing in our common stock involves substantial risks. See "Risk Factors" beginning on page 4.

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April    , 2005.

TABLE OF CONTENTS

About this Prospectus	1
Summary	1
Risk Factors	4
Determination of Offering Price	7
Capitalization	8
Selected Financial Data	9
Management's Discussion and Analysis of Results of Operations and Financial Condition	10
Business	21
Management	24
Security Ownership of Executive Officers, Directors and Beneficial Owners of Greater than 5% of Our Common Stock	27
Selling Stockholders	29
Related Party and Other Material Transactions	32
Description of Capital Stock	32
Shares Eligible for Future Sale	33
Experts	34
Legal Matters	34
Where You Can Find More Information	34
Financial Statements	F-1

ABOUT THIS PROSPECTUS

        You should rely only on the information contained in this prospectus, as we have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted.

SUMMARY

        This summary highlights material information regarding our company and the offering contained in this prospectus. You should read the entire prospectus carefully, including the financial information and related notes, before making an investment decision.

Business

        We are a debt resolution company that assists consumers in reducing the amounts of their unsecured debts through a process of negotiation and settlement. Our typical client has average unsecured debt ranging from $12,000 to $18,000 and may not have the financial ability to pay the debt or, in some instances, service the debt by making the required minimum monthly payments. We act on the client's behalf by seeking to settle debts for a reduced amount in exchange for cash fees paid to us by our client.

        In September 2003, the leased premises from which we conducted all of our operations were destroyed by a fire. Although immaterial in their then aggregate book value, substantially all of our physical assets, which we used in our business, including our telephone equipment, computer hardware and software, and furnishings, were destroyed in the fire. Substantially all of our client files and related data were also destroyed in the fire. As a result of the fire and because we did not have applicable insurance coverage at that time, our business operations were substantially halted and we were forced to dismiss the vast majority of our employees over ensuing weeks. From October 2003 to March 2004, our business activities were substantially limited to salvaging efforts at the destroyed facility and the setting up of critical remedial operations at employee residences, and later within temporary facilities rented from an unrelated party.

History

        We were incorporated in Nevada in September 2001 under the name NB Acquisitions, Inc. as a wholly-owned subsidiary of New Bridge Products, Inc. New Bridge organized us in connection with its Chapter 11 Bankruptcy proceedings in September 2001. As a part of New Bridge's Plan of Reorganization, ownership of our outstanding shares was spun off to the creditors and stockholders of New Bridge. We did not conduct any business operations until we acquired in March 2004 all of the outstanding common stock of National Interest Solutions, Inc., an Arizona corporation organized in October 2001. We have been engaged since that time in the debt resolution business. In April 2004 we changed our name to Nationwide Financial Solutions, Inc. National Interest Solutions, Inc. was founded by our Chief Executive Officer, Stephen G. Luke. Our offices are located at 3231 S. Country Club Way, Suite 102, Tempe, Arizona 85282, and our telephone number is (480) 820-9766. Our Web site address is www.nationwidefinancialsolutions.com. Information on our Web site does not constitute a part of this prospectus.

The Offering

Securities offered by the selling stockholders:	3,295,000 shares of common stock
Common stock outstanding prior to and following the offering:	10,823,428 shares of common stock

Description of Selling Stockholders

        Through this prospectus, we are registering the resale of up to 3,295,000 shares of our common stock consisting of (1) 1,785,000 shares held by six selling stockholders, all of whom acquired their shares when we acquired all of the outstanding shares of National Interest Solutions, Inc. in March 2004, (2) 1,505,000 shares held by 18 accredited investors who acquired their shares in a private placement of our securities at $1.00 per share, and (3) 5,000 shares issued in connection with an employee termination agreement. None of the shares offered by selling stockholders are held by officers, directors, or control stockholders although one shareholder owns 5.5% of our outstanding shares. This stockholder will be considered an "underwriter" in the offering.

Forward-Looking Statements

        This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us which are discussed in the Risk Factors section below as well as throughout this prospectus. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

SUMMARY FINANCIAL DATA

        The following summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes, included in this prospectus.

Statement of Operations Data:

	Six Months Ended December 31,		Fiscal Years Ended June 30,
	2004	2003	2004	2003
Revenue	$153,219	$498,286	$705,179	$1,551,308
Net income (loss)	$(704,882)	$54,552	$(310,069)	$252,415
Net income (loss) per share	$(.07)	$.05	$(.31)	$.25
Weighted average number of common shares outstanding	9,480,260	1,000,028	1,000,028	1,000,028

Balance Sheet Data:

	December 31, 2004	June 30, 2004
Total assets	$976,842	$929,185
Total liabilities	$350,905	$1,003,366
Working capital (deficit)	$437,271	$(218,459)
Stockholders' equity (deficit)	$625,937	$(74,181)
Book value per share (deficit)	$.06	$(.07)

RISK FACTORS

        The shares of common stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment. You should not purchase these shares if you cannot afford the loss of your entire investment. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating our company, our business prospects and an investment in our shares of common stock.

We have incurred losses in the past and cannot assure you that we will be profitable in the future.

        For the year ended June 30, 2004 and the six months ended December 31, 2004, we incurred losses of $310,069 and $704,882, respectively. We expect to increase considerably, our operating expenses in the future by expanding our marketing programs and to retain additional employees. We do not expect that our revenue will initially cover our cash needs. As a result, we expect to incur further losses in the future.

We have received a going concern opinion from our auditors indicating we may not be able to continue as a going concern.

        In their audit report dated August 12, 2004, our auditors indicated that there was substantial doubt as to our ability to continue as a going concern and that our ability to continue as a going concern was dependent upon our obtaining additional financing for our operations or reaching profitability. We cannot assure that we will be able to do either.

Our planned advertising campaign may not be successful, thereby reducing our working capital and resulting in operating losses.

        We have limited resources to undertake our planned marketing activities. Nevertheless, we intend to expand our marketing efforts in order to attract new clients. We cannot assure you that our marketing efforts will result in increasing our client base. If we are unable to do so, our working capital will be reduced and we will suffer losses.

Our strategy of managed growth will put a significant strain on our resources.

        Our strategy to seek rapid growth will place a significant strain on our managerial, operating, financial and other resources, including our ability to ensure client satisfaction. Our expansion efforts will also require significant time commitments from our senior management and will place a strain on their ability to manage our existing business. Our future performance will depend, in part, upon our ability to manage this growth effectively. To that end, we will have to undertake the following improvements, among others.

  •
  Implement additional management information systems capabilities;

  •
  Further develop our operating, administrative and financial/accounting systems and controls; and

  •
  Hire and train additional management personnel and employees.

We depend on key personnel and could be adversely affected by the loss of their services because of the limited number of qualified people in our industry. Any such loss of services could reduce our operations and therefore our revenue.

        Competition for qualified employees, especially certified client enrollment representatives, in the debt resolution industry is intense and there are a limited number of people with knowledge of, and experience in, the industry. Our success depends to a significant degree upon our ability to attract and retain qualified enrollment representatives and other personnel and upon the continued contributions of such people. The process of locating personnel with the skills required to carry out our strategies may be lengthy and costly. We do not have employment agreements with any of our executive officers nor do we carry key man insurance on their lives. Therefore, our employees may voluntarily terminate their employment with us at any time. We cannot assure you that we will be successful in attracting and retaining qualified executives and personnel. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could reduce our operations and therefore our revenue from operations.

Risks Related to the Offering

Shares of our common stock which are eligible for immediate sale by our stockholders may decrease the price of our common stock.

        We have 10,823,428 shares outstanding, including 1,000,028 shares which are free trading and may be sold immediately by our stockholders and 3,295,000 shares which have been registered by this prospectus. If the holders sell substantial amounts of our common stock, then the market price of our common stock could decrease.

Concentration of our ownership by our executive officers and directors may dissuade new investors from purchasing our securities which could result in a lower trading price for our securities than if our ownership was less concentrated.

        Our officers and directors own 55.1% of our outstanding common stock. As a result, they have the ability to exert substantial influence or absolute control over all matters requiring approval by our stockholders, including the election and removal of directors, any proposed merger, consolidation or sale of all or substantially all of our assets and other corporate transactions. This concentration of control could be disadvantageous to other stockholders with interests different from those of our officers and directors. For example, our officers and directors could delay or prevent an acquisition or merger even if the transaction would benefit other stockholders. In addition, this concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with a significant concentration of ownership among a limited number of stockholders.

There is no trading market for our common stock and listing our stock on the Over-the-Counter Electronic Bulletin Board will increase the volatility of our stock and make it harder to sell our stock.

        Our common stock is not eligible for trading on any stock exchange and there can be no assurance that our common stock will achieve listing on any such exchange. We intend to apply for listing on the Over-the-Counter Electronic Bulletin Board Trading System pursuant to Rule 15c2-11 of the Securities Exchange Act of 1934, but there can be no assurance we will obtain such a listing. The Bulletin Board tends to be highly illiquid, in part because there is no national quotation system by which potential investors can track the market price of shares except through information received or generated by a limited number of broker-dealers that make markets in particular stocks. There is a greater chance of market volatility for securities that trade on the Bulletin Board as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors including:

  •
  The lack of readily available price quotations;

  •
  The absence of consistent administrative supervision of "bid" and "ask" quotations;

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  Lower trading volume; and

  •
  Market conditions.

        In a volatile market, you may experience wide fluctuations in the market price of our securities. These fluctuations may have an extremely negative effect on the market price of our securities and may prevent you from obtaining a market price equal to your purchase price when you attempt to sell our securities in the open market. In these situations, you may be required to either sell our securities at a market price which is lower than your purchase price, or to hold our securities for a longer period of time than you planned.

Because our common stock will be classified as "penny stock," trading will be limited, and our stock price could decline.

        Because our common stock will fall under the definition of "penny stock," trading in our common stock, if any, is expected to be limited because broker-dealers are required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving our common stock. These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving our common stock.

        "Penny stocks" are equity securities with a market price below $5.00 per share other than a security that is registered on a national exchange; included for quotation on the Nasdaq system; or whose issuer has net tangible assets of more than $2,000,000 and has been in continuous operation for greater than three years. Issuers who have been in operation for less than three years must have net tangible assets of at least $5,000,000.

        Rules promulgated by the Securities and Exchange Commission under Section 15(g) of the Exchange Act require broker-dealers engaging in transactions in penny stocks, to first provide to their customers a series of disclosures and documents, including:

  •
  A standardized risk disclosure document identifying the risks inherent in investment in penny stocks;

  •
  All compensation received by the broker-dealer in connection with the transaction;

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  Current quotation prices and other relevant market data; and

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  Monthly account statements reflecting the fair market value of the securities. In addition, these rules require that a broker-dealer obtain financial and other information from a customer, determine that transactions in penny stocks are suitable for such customer and deliver a written statement to such customer setting forth the basis for this determination.

        In addition, under the Exchange Act and its regulations, any person engaged in a distribution of shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to the common stock during the applicable "cooling off" periods prior to the commencement of this distribution.

Our preferred stock may make a third-party acquisition of our company more difficult which in turn would make a purchase of our shares less desirable, thereby potentially reducing our stock price or the liquidity of our shares.

        Our articles of incorporation authorize our Board of Directors to issue up to 10,000,000 shares of preferred stock having such rights as may be designated by our Board of Directors, without stockholder approval. The issuance of preferred stock could inhibit a change in our control by making it more difficult to acquire the majority of our voting stock and thereby making the purchase of our shares by new investors less likely. A lesser interest in the purchase of our shares could reduce our market price or make it more difficult for stockholders to sell their shares. No preferred shares are currently outstanding.

We do not anticipate paying dividends.

        We have not paid any cash dividends on our common stock since our inception and we do not anticipate paying cash dividends in the foreseeable future. Any dividends which we may pay in the future will be at the discretion of our Board of Directors and will depend on our future earnings, any applicable regulatory considerations, our financial requirements and other similarly unpredictable factors. For the foreseeable future, we anticipate that we will retain any earnings which we may generate from our operations to finance and develop our growth.

DETERMINATION OF OFFERING PRICE

        Prior to the offering, there was no public market for our common stock. The initial public offering of our shares was determined solely by us. The factors we considered in determining the initial public offering price were:

  •
  our historical financial information and an assessment of our future cash flows, revenue and earnings;-

  •
  the history of, and the prospects for, our company and our industry; and

  •
  our assessment of our management based upon our past operations and performance.

CAPITALIZATION

        The following table sets forth our capitalization as of December 31, 2004.

December 31, 2004
Long-term liabilities	$123,239
Common stock, $.0001 par value, 60,000,000 shares authorized, 10,823,428 issued and outstanding.	$1,082
Preferred stock, $.0001 par value, 10,000,000 shares authorized, no shares issued	$0
Additional paid-in capital	1,404,018
Accumulated deficit	$(779,163)

Total stockholders' equity (deficit)	$625,937
Total capitalization	$749,176

SELECTED FINANCIAL DATA

        The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

Statement of Operations Data:

	Six Months Ended December 31,		Fiscal Years Ended June 30,
	2004	2003	2004	2003
Revenue	$153,219	$498,286	$705,179	$1,551,308
Net income (loss)	$(704,882)	$54,552	$(310,069)	$252,415
Net income (loss) per share	$(.07)	$.05	$(.31)	$.25
Weighted average number of common shares outstanding	9,480,260	1,000,028	1,000,028	1,000,028

Balance Sheet Data:

	December 31, 2004	June 30, 2004
Total assets	$976,842	$929,185
Total liabilities	$350,905	$1,003,366
Working capital (deficit)	$437,271	$(218,459)
Stockholders' equity (deficit)	$625,937	$(74,181)
Book value per share (deficit)	$.06	$(.07)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION

Forward-Looking Statements

        The information in this prospectus contains forward-looking statements which involve risks and uncertainties, including statements regarding our capital needs, business strategy and expectations. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should consider various factors, including the risks outlined below, and, from time to time, in other reports we file with the Securities and Exchange Commission. These factors may cause our actual results to differ materially from any forward-looking statement. We disclaim any obligation to publicly update these statements, or disclose any difference between our actual results and those reflected in these statements.

        Management's discussion and analysis of results of operations and financial condition are based on our financial statements. These statements have been prepared in accordance with accounting principles generally accepted in the United States. These principles require management to make certain estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Introduction

Organizational History and Nature of Business:

        In March 2004, NB Acquisitions, Inc. ("NBA"), a privately-held, non-operating shell company with no assets or liabilities, previously organized and incorporated on September 21, 2001 under the laws of the State of Nevada, entered into a share exchange agreement (the "Agreement") with National Interest Solutions, Inc. ("NIS"), a privately-held operating company previously organized and incorporated on October 24, 2001 under the laws of the State of Arizona. For legal purposes, the Agreement constituted an acquisition by NBA of NIS as NBA acquired all of the then outstanding shares of NIS' common stock. Shortly thereafter, in April 2004, NBA changed its legal name to Nationwide Financial Solutions, Inc. ("NFS").

        For accounting purposes, the preceding Agreement did not constitute a business combination given that NBA was merely a shell company with no economic substance. Instead, the Agreement merely constituted a recapitalization of NIS whereby NIS would grant NBA a minority ownership interest in exchange for it gaining access to NBA's assembled shareholder base, thereby potentially facilitating any prospective capital raising efforts. Accordingly, the accompanying financial statements solely reflect the historical operations and related financial results of NIS. The July 1, 2002 beginning balances within the accompanying statements of changes in stockholders' equity (deficit) are a composite of the then legal capital structure of NBA, being the legal successor, and the then accumulated deficit of NIS, being the accounting successor. Such statements subsequently reflect the July 28, 2004 issuance by NBA of 8,253,400 shares of its common stock to the former shareholders of NIS as per the Agreement. Immediately thereafter, the former shareholders of NIS and NBA owned 89.2% and 10.8%, respectively, of the then issued and outstanding common shares of the legally merged entity (hereinafter, "we," "us," and "our").

        We are, as was NIS, a debt resolution company retained by individuals with significant unsecured debt that maybe experiencing financial difficulties. Through our fee-based debt resolution program, we attempt to assist our clients in eliminating part or all of their unsecured debt. All of our business operations are conducted from a single leased facility in Tempe, Arizona. We remain, as was NBA, a Nevada corporation. See "Our Business—Our Debt Resolution Program" and "Our Business—Our Related Program Fees" for further details.

Our Major Business Disruption and Resulting Going Concern Uncertainty:

        On September 23, 2003, the month-to-month rented leased premises from which we then conducted all of our operations were destroyed by a fire, the cause of which local fire department inspectors have subsequently concluded as being indeterminable. Although immaterial in their then aggregate book value, substantially all of the physical assets we used in our business, including our telephone equipment, computer hardware and software, and furnishings, were destroyed in the fire. Substantially all of our client files and related data also were destroyed in the fire. As a result of the fire and the absence of any applicable insurance coverage, our business operations were substantially halted and we were forced over the ensuing weeks to dismiss the vast majority of our employees. During October 2003, our business activities were substantially limited to salvaging efforts at the destroyed facility and the setting up of critical remedial operations at employee residences, and later within temporary facilities rented from an unrelated party.

        Upon establishing minimal basic operations, we proceeded to contact existing clients and to resume related debt resolution operations. However, despite our best efforts, our overall business and related operations remained substantially impaired through March 2004. On April 1, 2004, we relocated all of our operations into newly leased facilities and proceeded in our attempts to restore our operations to pre-fire levels. By our fiscal year ended June 30, 2004, we were successful in substantially restoring our day-to-day operations to pre-fire levels although we continued to experience certain adverse effects from the fire, principally significantly declining revenues as a result of the loss of momentum in the acquisition of new clients. As a typical client engagement results in our periodic receipt of related earned fees over several quarters, if not years, any disruption in the replenishment and growth of our client portfolio will adversely impact our revenues for an extended period of time, and, as a result, our ability to leverage our fixed costs and thereby generate profits.

        As a result of the foregoing, we incurred a substantial operating and net loss, as well as negative operating cash flow, during our fiscal year ended June 30, 2004, and, had working capital and stockholders' deficits at June 30, 2004. In recognition of the preceding, our independent certified public accountants included an explanatory paragraph in their audit report on our accompanying financial statements for the fiscal year ended June 30, 2004 that expresses substantial doubt as to our ability to continue as a going concern. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business during the subsequent fiscal year. Our financial statements do not include any adjustments that might result from the outcome of our financial uncertainty.

        Our business continued to suffer during the six months ended December 31, 2004 from the residual adverse effects on our revenues, as explained above. During such time, we continued to incur significant operating costs, the majority of which were substantially fixed in nature and necessary to our maintaining of a basic operational infrastructure. As a result, we incurred substantial operating and net losses, as well as negative operating cash flows, for the six month period ended December 31, 2004. However, as a result of proceeds received by us from issuances of shares of our common stock, the conversion of previously outstanding notes payable and accrued interest thereon into shares of our common stock, and our receipt of partial repayments of loans receivable, we had positive working capital and stockholders' equity at December 31, 2004.

Our Current Efforts at Restoring Our Revenues and Financial Condition

        Our ability to continue as a going concern remains contingent upon us:

  •
  significantly growing our active client base,

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  reversing the current downward trend in our revenues,

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  further improving upon our current cash and working capital positions, and

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  internally generating cash flows sufficient to support our ongoing operations and required growth.

        Although not yet evident in our accompanying financial statements, our overall business has recently begun to show certain significant signs of improvement. As addressed in greater detail within our Results of Operations discussion below, our active client file increased 13.9% during the three months ended December 31, 2004. The first such quarterly increase in a year. As we do not classify a newly engaged client as active until they complete the set-up phase of our debt resolution program and we receive their first installment payment of our earned set-up fee, we are not yet in the position to provide a quantified update as to our active client file. However, we are able to note that we received 2,110 consumer inquiries into our debt resolution program between January 1, 2005 and February 16, 2005, up significantly from the 167 inquiries received in December 2004. We principally attribute these increased inquiries to recently deployed advertising. During the latter half of December 2004 and into January 2005, we piloted advertising in a small geographic test market within one state from which we realized significant inquiries into our debt resolution program. The success of the pilot program encouraged us to more recently expand our advertising to include certain nationally syndicated programs, from which we have realized further significant increases in the overall rate of consumer inquiries. While we cannot provide any assurance that these increased inquiries will ultimately be realized in increased active clients, and thus increased revenues, we are very encouraged by the preceding developments and believe that the post-fire downward trend in our revenues may shortly be coming to an end. To the extent that we are successful in completely regaining our pre-fire momentum in the acquisition of new clients, we believe that we will once again be able, as we were during our fiscal year ended June 30, 2003, to fully leverage our fixed operating costs and realize positive operating results and cash flows. See "Our Business—Our Marketing Strategy" for further details.

        Since January 1, 2005, our cash and working capital positions have been strengthened by two significant developments. The first development was our receipt through February 2, 2005 of $412,514 from Infinity Southwest, Inc. ("ISI") in full repayment of outstanding loans and accrued interest thereon. The second development was our receipt through February 16, 2005 of $100,000 in long-term financing from Pursuit Ventures Group ("PVG") in exchange for our issuance to it of an unsecured note payable that will accrue interest at the prime rate plus one percent and will become due and payable in full on February 16, 2007. Despite the preceding cash infusions, we remain in need of additional long-term debt and/or equity financing in order to ensure that we will be able to continue as a going concern through at least December 31, 2005. While our cash position approximated $0.5 million at February 16, 2005, our current operating and capital budgets for the twelve months ending December 31, 2005 approximate $1.4 million and $0.1 million, respectively. Given the continuing uncertainty regarding our prospective revenues, we currently are unable to reliably forecast our revenues for the corresponding twelve months ending December 31, 2005. However, we do not currently anticipate that our revenues for the twelve months ending December 31, 2005 will be sufficient to fully negate the preceding $1.0 million cash differential between our current cash position and our forecasted cash needs.

        In anticipation of some degree of cash shortfall during the twelve months ending December 31, 2005, we currently are exploring certain potential sources of funding. We currently are in discussions with a major banking institution regarding their providing us with a long-term line of credit to be secured by a personal guarantee of repayment from Stephen Luke, our Chief Executive Officer, President and Chairman of the Board of Directors, to which they have expressed initial interest. Mr. Luke has also indicated to us his willingness to directly provide us either debt and/or equity financing to the extent that the aforementioned bank either does not ultimately grant the requested line of credit or it provides us with a line of credit that is into itself insufficient. We can provide no assurance that we will ultimately be successful in timely procuring at acceptable terms external debt and/or equity financing sufficient to cover any cash shortfall. To the extent that we were to be unsuccessful, our business would likely be materially harmed, the effects from which we may not recover.

Our Cash-Basis Revenue Recognition Policy

        Our clients consist of individuals with significant unsecured debt that may be experiencing financial difficulties, thereby making the collection of any receivable by us highly doubtful. We initially assess each new client a non-refundable set-up fee for file creation, debt analysis, budget formulation, and initial creditor contacts. This set-up fee, which is based on a percentage of the client's total unsecured debt accepted by us into our debt resolution program, is fully earned by us upon our completion of the above services and is typically paid by the client in equal monthly installments over a subsequent six-month period. Upon completion of the above set-up services, we have no further obligations to the client.

        If and when, a client subsequently accumulates a previously agreed-upon cash balance in a designated savings account, access to which we are granted via a power-of-attorney, we commence formal negotiations with each of the client's creditors with the objective of convincing them to accept a lump partial payment in full and complete satisfaction of the entire unpaid balance. If and when, we are successful in obtaining a legally-binding settlement with a creditor on behalf of a client, we then assess the client a settlement fee. This earned settlement fee, which is based on a previously agreed to percentage of any reduction obtained in the pay-off balance, is typically realized by us immediately in its entirety via an electronic debit made directly against the client's savings account. In certain limited cases, we subsequently realize an earned settlement fee in monthly installments over an agreed-upon time period.

        We conservatively recognize each set-up and settlement fee earned on a cash basis upon our subsequent receipt of related client payments. Any payment received by us in advance of our complete performance of a related client service is reflected in our balance sheet as unearned income.

Critical Accounting Policy

        A critical accounting policy is distinguished from other significant accounting policies, as set forth in Note 3 to our accompanying financial statements, by the fact that it requires management to make certain underlying accounting estimates and assumptions regarding matters that are inherently subject to a higher than usual degree of uncertainty, and, as a result, are more susceptible to prospective material changes. We have assessed each of our significant accounting policies and have concluded that only our accounting policy for income taxes would reasonably constitute a critical accounting policy.

        We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, which is an asset and liability method of accounting that requires the recognition of deferred tax assets and liabilities for the expected future tax benefits and consequences, respectively, of temporary differences between tax bases and financial reporting bases of accounting. In assessing the realizability of our deferred tax assets, we consider whether it is more likely than not that some portion or all of our deferred tax assets will not be realized. The ultimate realization of our deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. In determining the probability and timing of future taxable income sufficient to realize our deferred tax assets, we consider the scheduled reversal of deferred tax liabilities, make projections as to the likelihood and magnitude of future taxable income, and make assessments as to the availability of various tax planning strategies. As we have currently determined that the more likely than not threshold for recognition of our deferred tax assets has not been met, we have established a full valuation allowance against our deferred tax assets, thereby reducing the net amount recognized in our accompanying financial statements to zero. Should we determine in a future fiscal period that the more likely than not realization threshold has been satisfied for some or all of our deferred tax assets, then we will appropriately reduce or eliminate the associated valuation allowance and recognize the favorable benefits of such deferred tax assets in our financial statements.

Results of Operations

Introduction:

        As previously discussed, our revenues consist of set-up and settlement fees earned by us in the course of servicing client accounts, which fees are recognized only upon our subsequent receipt of the related client payments. Our set-up fee revenue stream is entirely dependent upon our ongoing recruitment of new clients into our debt resolution program and our subsequent receipt of the set-up fees earned. Our settlement fee revenue stream is entirely dependent upon our procurement of debt settlements with the creditors for those clients who are successful in accumulating the prerequisite cash balances and our subsequent receipt of the settlement fees earned.

        Our operational infrastructure broadly consists of our employees, and, to a lesser extent, our enabling technologies. A majority of the costs incurred by us in maintaining a basic level of operational infrastructure are substantially fixed in nature, thereby requiring us to leverage such costs through revenue growth in order to achieve operating profitability. Certain of our other infrastructure costs are more variable in nature, thereby enabling us to timely correlate their levels to current demand for our debt resolution services.

Revenues:

All Reported Periods

        We principally attribute the significant revenue decreases we have experienced to our inability to date to regain the momentum we loss in the acquisition of new clients as a result of the September 23, 2003 fire. Our post-fire efforts to regain, and ultimately grow, our overall client base have been, and continue to be, exasperated by an increasingly competitive marketplace and our inability to conduct more extensive broad-based media advertising given our limited working capital. While we are unable to precisely determine the extent to which the increased competitive presence has contributed to our revenue declines, we believe that the adverse impact of such competition has been significant. See "Our Business—Marketing Strategy" and "Our Business—Competition" for further details.

        Immediately prior to the fire, we had 1,185 active clients in our debt resolution program, up from 941 at June 30, 2003. Reflecting the post-fire progression of these accounts through our debt resolution program, our active clients remained relatively stable numbering 1,188 and 1,216 at September 30, 2003 and December 31, 2003, respectively. However, as our post-fire recruitment of new clients was insufficient to offset those clients exiting our debt resolution program, our active clients declined to 879, 820 and 633 at March 31, 2004, June 30, 2004 and September 30, 2004, respectively. Subsequently, as a result of our initial piloting of advertising during the latter half of December 2004, we were successful in increasing our active clients to 721 at December 31, 2004.

Cost of Revenues; Gross (Loss) Profit:

General

        Our cost of revenues consists of the direct costs incurred by us in the servicing of client accounts. Certain of these costs are substantially fixed in nature, principally being the wages and benefits of our client engagement personnel and allocated charges for basic telephone service, technology, rent, utilities, and depreciation and amortization. Our other direct costs are more variable in nature, principally being debt settlement commissions earned by our client engagement personnel and allocated charges for long distance telephone service and postage.

        Immediately prior to the fire, we had eleven personnel directly engaged in the servicing of client accounts, up from nine at June 30, 2003. So as to curtail our operating costs during the recovery period, we immediately terminated the majority of our client engagement personnel after the fire, thereby reducing such personnel to three at September 30, 2003. We further reduced our client engagement personnel to two at December 31, 2003, and maintained such level at March 31, 2004. Subsequently, we increased our client engagement personnel to four at June 30, 2004 and nine at September 30, 2004. As a result of attrition, our client engagement personnel numbered six at December 31, 2004.

Six Months Ended December 31, 2004 vs. Six Months Ended December 31, 2003

        The increases in our cost of revenues principally was attributable to the net additions in client engagement personnel, as outlined above, and, to a significantly lesser extent, increased basic and long distance telephone costs. As the majority of these incremental costs were substantially fixed in nature, they resulted in our incurring gross losses given our concurrent revenue declines.

Fiscal Year Ended June 30, 2004 vs. Fiscal Year Ended June 30, 2003

        The disproportionately lower decrease in our cost of revenues, as compared to that of our revenues, principally was attributable to various operational inefficiencies we experienced during our post-fire recovery period, and, in particular, to certain incremental, one-time costs incurred by us to recreate destroyed client files. Partially offsetting the preceding were savings realized by us from the net reduction of client engagement personnel, as outlined above, the majority of which were terminated by us immediately after the fire in order to curtail our operating costs during the recovery period.

Selling and Marketing Expenses

General

        Our selling and marketing expenses consist of the costs incurred by us in the solicitation and acquisition of new clients. Certain of these costs are substantially fixed in nature, principally being the wages and benefits of our selling and marketing personnel and allocated charges for basic telephone service, technology, rent, utilities, and depreciation and amortization. Our other costs are more variable in nature, principally being lead acquisition and media advertising costs and allocated charges for long distance telephone service.

        Immediately prior to the fire, we had twenty-one personnel engaged in selling and marketing activities, up from seven at June 30, 2003. So as to curtail our operating costs during the recovery period, we immediately terminated four selling and marketing personnel after the fire, thereby reducing such personnel to seventeen at September 30, 2003. Shortly thereafter, we terminated sixteen additional selling and marketing personnel, thereby reducing such personnel to one at December 31, 2003 and March 31, 2004. Subsequently, in an attempt to regain the loss momentum in new client acquisitions, we aggressively hired selling and marketing personnel, resulting in twenty-five such personnel at June 30, 2004. As a result of high-than-anticipated attrition, our selling and marketing personnel declined to eight at September 30, 2004. We then once again aggressively hired selling and marketing personnel bringing their number up to seventeen at December 31, 2004.

Six Months Ended December 31, 2004 vs. Six Months Ended December 31, 2003

        The increases in our selling and marketing expenses principally was attributable to the net additions in sales and marketing personnel, as outlined above, and, to a significantly lesser extent, increased lead acquisition and media advertising costs.

Fiscal Year Ended June 30, 2004 versus Fiscal Year Ended June 30, 2003

        The increase in our selling and marketing expenses principally was attributable to the net addition of sales and marketing personnel, as outlined above, and incremental costs incurred by us in connection with our post-fire design and printing of new marketing and promotional materials.

General and Administrative Expenses:

General

        Our general and administrative expenses consist of the costs incurred by us in the general administration of corporate matters. Certain of these costs are substantially fixed in nature, principally being the wages and benefits of our executive, managerial and administrative support staff, insurance premiums, professional service fees, maintenance, and allocated charges for rent, utilities, technology, basic telephone service, and depreciation and amortization. Our other costs are more variable in nature, principally being office supplies, repairs, transfer agent fees and allocated charges for long distance telephone service.

        Immediately prior to the fire, we had six personnel directly engaged in general and administrative activities, up from three at June 30, 2003. So as to curtail our operating costs during the recovery period, we immediately terminated four general and administrative personnel after the fire, thereby reducing such personnel to two at September 30, 2003 and December 31, 2003. Subsequently, we progressively replenished our general and administrative personnel, resulting in their numbers growing to four at March 31, 2004, and then seven at June 30, 2004. We subsequently maintained this general level, with six and seven general and administrative personnel at September 30, 2004 and December 31, 2004, respectively.

Six Months Ended December 31, 2004 vs. Six Months Ended December 31, 2003

        The increases in our general and administrative expenses primarily was attributable to the net additions in general and administrative personnel, as outlined above. To a significantly lesser extent, we incurred increases in our office rent, insurance premiums, transfer agent fees, and professional service fees.

Fiscal Year Ended June 30, 2004 vs. Fiscal Year Ended June 30, 2003

        Although our general and administrative expenses increased nominally, their composition changed significantly. We incurred an increase in our accounting and auditing fees as a result of our preparing to become a public reporting company, an increase in our legal fees as a result of our preparing this registration statement and the previously described legal merger/accounting recapitalization, an increase in our aggregate rent cost as a result of our post-fire relocation to more modern and expansive facilities, an increase in contract labor costs as a result of our post-fire retention of an independent contractor to assist us with the restoration of our systems and data network, the recreation, verification and updating of corporate and client files, and the establishing of off-site redundancies, and an increase in our depreciation and amortization as a result of our post-fire acquisition of leasehold improvements for our new facility and the acquisition of replacement equipment. The preceding increases were substantially offset by decreases in wages and benefits, maintenance and repairs, and other general corporate expenses as a result of our diminished operating activities during the post-fire recovery period.

Interest Income (Expense), net:

All Reported Periods

        Our interest income for the respective fiscal periods principally resulted from interest earned on loans advanced to Infinity Southwest, Inc. ("ISI"), a related company through common management control by Stephen G. Luke, our Chief Executive Officer, President and Chairman of the Board of Directors. During the fiscal 2004 and 2003 as well as prior thereto, we made periodic loans to ISI. These loans, and the accrued interest thereon, aggregated $407,043 at December 31, 2004. The loans were unsecured, accrued interest at a stated five percent rate, and were repayable upon demand by us. Mr. Luke had provided us with a written personal guarantee of repayment which was secured by all of his personal assets. We and Mr. Luke agreed to discontinue the above loan program as of December 2003. As of February 2, 2005, ISI had repaid these outstanding loans, and all accrued interest thereon, in full. To a significantly lesser extent, we earned interest on excess funds maintained in a money market account.

        Partially offsetting the preceding interest income was interest expense incurred by us during the reported fiscal periods on borrowings we obtained from Shalimar Offices, LLC ("Shalimar"), a related company through common management control by Mr. Luke, from which we also lease our current facility. During fiscal 2004, Shalimar procured leasehold improvements and equipment from unrelated vendors on our behalf in exchange for three notes payable. The actual costs incurred by Shalimar were passed through to us and structured as installment notes payable. These notes are unsecured, accrue interest at a stated six percent rate, and require monthly payments of principal and interest aggregating $4,421 through May 1, 2009.

Benefit From (Provision For) Income Taxes:

Six Months Ended December 31, 2004 vs. Six Months Ended December 31, 2003

        We have no further estimated federal net operating loss carrybacks at December 31, 2004. The decrease in our income tax benefit as a percentage of our pre-tax loss was attributable to the estimated carryback of our previous period's losses to our prior period and, accordingly, recovery of our previous periods tax amounts paid.

Fiscal Year Ended June 30, 2004 vs. Fiscal Year Ended June 30, 2003

        We realized a federal tax benefit for fiscal year 2004 as a result of our being able to carryback our related tax loss to recover income taxes paid in the preceding tax year. Although the State of Arizona does not allow for a similar carryback for state income tax purposes, our tax loss provided us with a carryforward that will be available to offset any future state taxable income. As of June 30, 2004 we had no federal net operating loss carryforwards as all available losses were used to offset our prior fiscal year tax liability. As of June 30, 2004 we had a state net operating loss carryforward of $259,483 that expires in 2009.

Net (Loss) Income:

All Reported Periods

        In summary, we principally attribute the net losses we have incurred for the fiscal year ended June 30, 2004 and subsequent six month fiscal period ended December 31, 2004 to the business disruptions and costs that emanated from the September 23, 2003 fire, and, in particular, the loss of momentum in the acquisition of new clients.

Our Liquidity and Capital Resources

Overview

        During our fiscal year ended June 30, 2003, we were able to finance our operations and capital expenditure needs with cash generated from our operating activities. However, as a result of the adverse financial effects emanating from the business disruptions experienced by us as a result of the September 23, 2003 fire, we have subsequently needed to seek external financing.

        We initially procured $450,000 in operating capital through our issuance of convertible notes during our fiscal year ended June 30, 2004, which notes were subsequently converted during our six months ended December 31, 2004 into 450,000 shares of our common stock. Additionally, during our fiscal year ended June 30, 2004, we were able to procure certain needed leasehold improvements and equipment through Shalimar's purchase of such on our behalf, in exchange for which we issued Shalimar $228,670 in notes payable. Subsequently, during the six months ended December 31, 2004, we procured an additional $950,000 in operating capital through our issuance of 975,000 shares of our common stock at a weighted average price of $0.97 per share. In connection with the preceding issuances of convertible notes and common shares, we incurred a ten percent finder's fee obligation to an unrelated individual which we settled through our issuance of 140,000 shares of our common stock during the six months ended December 31, 2004. We additionally issued 5,000 shares of our common stock to an ex-employee in satisfaction of $5,000 in severance during the six months ended December 31, 2004.

        At December 31, 2004, we had a $437,271 in working capital, inclusive of the current portions of outstanding notes payable to Shalimar and others of $55,036. At December 31, 2004, our non-current debt obligations, consisting solely of notes payable to Shalimar, aggregated $123,239. Our related principal repayment obligations at December 31, 2004 were as follows by fiscal years ending June 30th: 2005—$17,946; 2006—$37,544; 2007—$37,222; 2008—$35,690; 2009—$31,274; Thereafter—none.

        As previously referenced, we subsequently obtained on February 16, 2005 $100,000 in long-term financing from PVG in exchange for our issuance to them of an unsecured note payable that will accrue interest at the prime rate plus one percent and will become due and payable in full on February 16, 2007.

        At December 31, 2004, our facility operating lease with Shalimar constituted our sole off-balance sheet obligation, which is required to be excluded from our balance sheet by generally accepted accounting principles in the United States. This lease, which we entered into on April 1, 2004, is non-cancelable, has a five-year term, and currently requires us to make monthly rent payments of $7,693, which payments will increase annually by five percent. Our related minimum lease payment obligations at December 31, 2004 were as follows by fiscal years ending June 30th: 2005—$47,314; 2006—$98,149; 2007—$103,056; 2008—$108,209; 2009—$84,163; Thereafter—none. This lease additionally requires us to pay for certain related ancillary costs, principally parking, common area maintenance and property taxes. These ancillary costs, which are variable in nature, have approximated, and are expected to continue to approximate $12,000 per fiscal year.

Cash Flows

Operating Activities

        Our operating activities during the six months ended December 31, 2004 utilized net cash in excess of our net loss primarily as a result of the incremental cash outlays made by us to settle certain previously accrued for income tax obligations associated with our pre-tax earnings for the fiscal year ended June 30, 2003, to reduce the overall levels in our accounts payable and accrued liabilities given our receipt of the external financing discussed below, and to prepay certain prospective employee benefits, advertising costs, and facility-related costs. Additionally, although our net loss was diminished by the accrued benefits of such, we had not yet realized in cash as of December 31, 2004 the income taxes refundable to us as a result of our pre-tax loss for the period and the accrued interest due us from ISI on outstanding debt. Partially offsetting the preceding adverse cash flow effects principally were the positive cash flow effects of adding back increased non-cash depreciation amortization and employee compensation expenses to our net loss for the six months ended December 31, 2004.

        Our operating activities during the fiscal year ended June 30, 2004 utilized net cash slightly less than our net loss as our net loss reflected certain unpaid, although accrued, obligations to employees and vendors. Additionally, our operating cash flows reflected the positive cash flow effects of adding back to our net loss certain deferred income tax obligations and increased non-cash depreciation and amortization expenses. Partially offsetting the preceding positive cash flow effects were the negative cash flow effects of cash outlays to settle certain income taxes obligations associated with our pre-tax earnings for the fiscal year ended June 30, 2003 and to prepay certain prospective employee benefits and software costs.

Investing Activities

        Our investing activities provided us with a net cash inflow during the six months ended December 31, 2004 as a result of our receipt of a partial repayment by ISI of its outstanding loans. Slightly offsetting the preceding positive cash inflow were our cash outlays for purchases of equipment. In contrast, our investing activities during the comparative six months ended December 31, 2003, which consisted solely of our loans to ISI, consumed cash.

        Our investing activities consumed cash during the fiscal year ended June 30, 2004 as a result of our cash outlays for purchases of equipment, and, to a lesser extent, our loans to ISI. Our investing activities during the comparative fiscal year ended June 30, 2003 consisted solely of cash outlays in the form of loans to ISI.

Financing Activities

        Our financing activities provided us with a net cash inflow during the six months ended December 31, 2004 as a result of our issuance of common shares in private placements, as previously described, and, to a significantly lesser extent, our financing of an insurance premium via the issuance of a note payable to an unrelated third party. Slightly offsetting the preceding positive cash inflows were cash outlays in the form of principal repayments on our notes payable to Shalimar. We had no financing activities during the comparable six months ended December 31, 2003.

        Our financing activities provided us with a net cash inflow during the fiscal year ended June 30, 2004 solely as a result of our issuance of convertible notes in private placements. In contrast, our financing activities during the comparable fiscal year ended June 30, 2003 consisted solely of cash outlays in the form of principal repayments of a bank overdraft.

Net Increase in Cash and Cash Equivalents

        As the result of the foregoing, our cash and cash equivalents increased during each of the reported fiscal periods.

Planned Capital Expenditures

        We currently have the following planned capital expenditures for the twelve months ending December 31, 2005, which we currently anticipate funding with available working capital or vendor financing:

Computer hardware and software	$34,000
Telephone equipment	5,000
Furniture	5,000
Leasehold improvements	6,000

Total planned capital expenditures	$50,000

OTHER MATTERS

Seasonal and Inflationary Influences

        To date, we have not been materially impacted by seasonal or inflationary influences.

Quantitative and Qualitative Disclosures About Market Risk

        As of December 31, 2004, we were not materially exposed to financial market risks from changes in short or long-term interest rates as our outstanding debt obligations, being our notes payable to Shalimar, have a fixed rate of interest. However, in February 2005, we issued a $100,000 two-year note payable that accrues interest at the prime rate plus one percent. We currently estimate that our anticipated future results of operations would only be materially adversely impacted by an increase of several hundred basis points in the prime rate, which we view as unlikely at this time. Should we procure significant additional debt financing and if such financing were to be substantially in the form of debt with variable rates of interest, then our exposure to financial market risks would increase, possibly significantly.

        We currently are not materially exposed to currency market risks as all of our current business dealings are within the United States and denominated in U.S. dollars. We currently do not anticipate venturing into foreign markets.

        We have not used, and currently do not contemplate using, any derivative financial instruments.

Recently Issued Accounting Standards With Pending Adoptions

        There currently are no recently issued accounting standards with pending adoptions that we anticipate having material impacts upon our financial statements.

BUSINESS

History

        We were incorporated in Nevada in September 2001 under the name NB Acquisitions, Inc. as a wholly-owned subsidiary of New Bridge Products, Inc. New Bridge organized us in connection with its Chapter 11 Bankruptcy proceedings in September 2001 and may be considered a predecessor of ours. New Bridge was organized by Jack D. Kelley, Brian Kelley and Derold Kelley in 1995 and operated a van conversion business in Phoenix, Arizona from 1995 until it filed for bankruptcy in 2001. As a part of New Bridge's Plan of Reorganization, ownership of our outstanding shares was spun off to the creditors and stockholders of New Bridge. We did not conduct significant business operations until we acquired in March 2004 all of the outstanding common stock of National Interest Solutions, Inc., an Arizona corporation organized in October 2001. We have been engaged since that time in the debt resolution business. In April 2004 we changed our name to Nationwide Financial Solutions, Inc. National Interest Solutions, Inc. was founded by our Chief Executive Officer, Stephen G. Luke. Our offices are located at 3231 S. Country Club Way, Suite 102, Tempe, Arizona 85282, and our telephone number is (480) 820-9766. Our Web site address is www.nationwidefinancialsolutions.com. Information on our Web site does not constitute a part of this prospectus.

Current Operations

        According to the Federal Reserve's February 6, 2004 Statistical Release, consumer debt in the United States increased 5.25% in 2003 to more than $2 trillion. The average U.S. consumer has approximately $7,000 in unsecured debt, most of which is represented by obligations on credit cards. Most of these individuals are employed but due to possible poor money management or unanticipated expenses such as medical bills, find themselves unable to pay their accumulated debts or even to service these debts through minimum monthly payments to their creditors.

        We are a debt resolution company retained by our clients to assist them in reducing and/or eliminating their unsecured debts. Our average client has $12,000 to $18,000 of unsecured debt requiring average minimum monthly payments of $240 to $360 to service these debts. After analyzing the client's total debt structure and all of the client's sources of income we propose to the client a debt resolution program involving:

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  Contacting the client's creditors to advise them we represent the client and that all collections efforts or communication should be directed to us; and

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  Setting for the client a minimum amount that the client will be required to save monthly into a designated bank account controlled by the client to be used for future creditor cash settlement purposes.

        Our Chief Executive Officer and founder has been in the consumer debt resolution industry since 1994, developing and modifying our current operating model. We have actively participated, as members, in various debt resolution organizations, such as, the "United States Organization For Bankruptcy Alternatives" since inception. Through our affiliation and participation in organizations, such as that mentioned above, we have been able to respond to industry changes, consumer needs and have also garnered knowledge of various operating practices. Our Senior Enrollment advisors undergo a certification program, administered internally, that tests and documents industry knowledge and practices such as working with creditors, client relations and current operating procedures.

        We do not use federal or state bankruptcy or insolvency statutes in assisting our clients. Accordingly, recently enacted federal legislation which makes it less attractive for individuals to file for bankruptcy will not have a material affect on our business.

Our Debt Resolution Program

        Our debt resolution program is comprised of two distinct phases, a client set-up phase and a debt settlement phase, which are described below:

Client Set-Up Phase:

  •
  File creation—We initially establish a comprehensive file for each client with all relevant personal and financial data, including, but not limited to, recurring income sources, past and current spending practices, critical prospective living expenses and outstanding debt obligations. We proceed to execute a services agreement with each client formally engaging us and setting forth all related fee terms. We also obtain two powers-of-attorney from each client: one authorizing us to engage their creditors in discussions and negotiations and redirecting all subsequent communications from the creditors to us; and another authorizing us to debit via electronic fund transfers the designated "savings" bank account, as discussed below, for all fees earned.

  •
  Debt analysis—We perform a detailed analysis of each client's debt obligations, with particular emphasis on identifying those unsecured debts that are eligible for inclusion within our debt resolution program. We do not accept into our program any secured debts, government-sponsored loans, judicial fines and the like.

  •
  Budget formulation—We formulate a monthly budget for each client which, if adhered to, will enable them to accumulate over an agreed-upon timeframe, typically ranging up to 48 months, a cash balance which we estimate will be sufficient in amount to subsequently convince their unsecured creditors to accept the amount in full and final settlement of all unpaid balances. The related designated "savings" account is established by the client as a bank account separate from any existing bank accounts and remains under their ownership and control.

  •
  Creditor contacts—We initially contact each client's unsecured creditors to advise them that we now represent the client and request that all subsequent communications, billings and collections efforts be directed to us.

        We continually encourage and monitor the progress of each client during the "savings" account accumulation period while concurrently maintaining communications with each of their unsecured creditors. If the client fails to make any of the previously agreed-upon monthly deposits into their designated "savings" account, we may modify their monthly budget, if appropriate, or terminate our relationship with the client, if necessary.

Debt Settlement Phase:

        If and when a client accumulates the previously agreed-upon "savings" account balance, we commence settlement negotiations with each of their unsecured creditors with the objective of convincing them to accept a lump partial payment in full and complete satisfaction of the entire unpaid balance. Given that each such unsecured creditor has previously resolved themselves to the fact that full collection of the unpaid balance is highly unlikely, and could be entirely forgiven in any bankruptcy proceeding, our experience has been that these unsecured creditors are highly motivated to accept a significant partial lump sum payment, typically approximating 50%, in full and final settlement of any unpaid balance.

        If and when we are successful in obtaining a legally-binding settlement with a creditor, the client disburses the settlement amount to the creditor and we assess the client a settlement fee. This process continues until each enrolled unsecured debt of the client is settled. At no time prior to obtaining a legally-binding settlement of an unsecured debt with a creditor do we provide any guarantee to the client as to our success in obtaining a settlement or of the amount or percentage of any forbearance.

Program Fees:

        Clients who engaged us prior to March 31, 2004 were assessed an up-front, non-refundable flat fee equivalent to 18% of the aggregate unsecured debt accepted into our debt resolution program. In exchange for this flat fee, we provided all of the above set-up and debt settlement services.

        Beginning April 1, 2004, we revised our debt resolution program to a system whereby fees were individually assessed for the services provided within the client set-up phase and the services provided within the debt settlement phase. Under our revised fee structure, we assess each client a non-refundable fee for the set-up phase services equivalent to 8% of the aggregate unsecured debt accepted into our debt resolution program. Typically, this set-up fee is paid by the client in equal monthly installments, via electronic fund transfers from their designated "savings" bank account, over a subsequent six-month period.

        Subsequently, we assess each client a fee equivalent to 25% of the reduction obtained in the pay-off balance obtained with a creditor within the debt settlement phase. Each earned settlement fee is paid by the client, via electronic fund transfers from their designated "savings" bank account, either in its entirety upon a debt settlement or in subsequent monthly installments over an agreed-upon period.

        Given that our clients consist of individuals with significant consumer debt that may be experiencing financial difficulties, the collection of any receivable would be highly doubtful. Accordingly, in our financial statements, we recognize each set-up fee and settlement fee earned on a cash basis upon receipt of the related cash payments. Any client payments received in advance of the related services being performed by us are reflected in our financial statements as unearned income.

        Stephen G. Luke, our Chief Executive Officer, has been involved in assisting individuals with credit problems since 1994. None of our other officers and directors were involved in consumer credit problems before joining our company.

        We hold no intellectual property rights and have not spent funds on research and development in the last two fiscal years.

Marketing Strategy

        We currently market primarily through Web site information requests and our call center, directly to consumers seeking assistance with eliminating their unsecured debt. Clients that respond to our Web site marketing are contacted by our enrollment specialists who explain our program and fees. We are currently developing reciprocal relationships with other companies, non-related, that are synergistic in nature.

Competition

        There are literally hundreds of debt resolution companies operating throughout the United States, many of whom are larger than we and have personnel, marketing budgets, track records and name recognition superior to us. Competitive factors in our industry generally include the price charged for debt settlement services, the financial ability to produce attractive marketing campaigns and the skills of the debt analysts employed by the debt resolution company. We believe that our fees are competitive but due to funding constraints we are limited in our ability to fund marketing campaigns and retain highly skilled client enrollment representatives.

        In addition to direct competition from other debt resolution companies, we also compete with law firms specializing in personal bankruptcies, debt management and counseling firms which seek to schedule the client's debts in order to make monthly payments to creditors and debt consolidation firms which offer home equity loans to pay off unsecured debt.

Government Regulation

        A number of states require debt resolution companies to register before providing their services to residents of the state. We currently do business in a total of 47 states and are required to, and are in the process of, registering in one state which require such registration. We believe we are in compliance with the regulations of all states in which we provide debt resolution services. Nevertheless, a change in the laws of any such states, or a violation by us of state debt resolution laws, could significantly and adversely affect our operations.

Employees

        As of December 31, 2004, we had 29 full-time employees including our executive officers. We consider our relationship with our employees to be satisfactory.

Facilities

        We currently lease approximately 4,700 square feet of office space in Tempe, Arizona from an affiliated entity on a 5 year lease which commenced in April 2004 for $7,693 per month. We are also required to pay taxes, common area charges and parking expenses for the office. We believe that the terms of the lease are fair, reasonable and consistent with rentals charged by unaffiliated landlords in the same market area.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth information regarding our executive officers and directors, all of whom joined us in March and April 2004 as a result of our acquisition of National Interest Solutions, Inc.:

Name	Age	Office
Stephen G. Luke	36	Chief Executive Officer, President and Chairman of the Board of Directors
Darren R. Dierich	36	Chief Financial Officer, Secretary and Director
Ernest G. Alldredge	68	Director
Michael A. Jenkins	68	Director

        Directors hold office for a period of one year from their election at the annual meeting of stockholders and until their successors are duly elected and qualified. Officers are elected by, and serve at the discretion of, the Board of Directors. None of the above individuals has any family relationship with any other. Our audit committee is composed of Messrs. Alldredge and Jenkins, both of whom are independent and our financial expert is Mr. Alldredge. Directors do not receive payment for attending Board meetings, but are reimbursed for out-of- pocket expenses. We have adopted an Audit Committee Charter and a Code of Ethics, both of which are exhibits to the registration statement of which this prospectus is a part.

        The following is a summary of the business experience of each of our executive officers and directors:

        Stephen G. Luke has served as our Chief Executive Officer, President and Chairman of the Board since March 2004. From his founding of National Interest Solutions in October 2001 until our acquisition of such in March 2004, Mr. Luke served as its Chief Executive Officer, President and Chairman of the Board. Prior thereto, from 1998 to June 2002, Mr. Luke served as Chief Operating Officer of Electronic Marketing Services, Inc. a privately-held service bureau that served companies such as Primestar, Direct TV, Prepaid Legal and other highly recognized consumer programs. In 1994, Mr. Luke founded LGSC Marketing Company, a privately-held consumer credit procurement company serving individuals with credit problems, for which he served as its President until 1998. Mr. Luke attended Western Kentucky University and Arizona State University.

        Darren R. Dierich has served as our Chief Financial Officer and Corporate Secretary since March 2004. From December 2003 until our acquisition of National Interest Solutions in March 2004, Mr. Dierich served as Chief Financial Officer and Corporate Secretary of National Interest Solutions. Previously, from July 2002 to November 2003, Mr. Dierich served as Corporate Controller for Dave Bang Associates, a privately-held playground equipment manufacturer and distributor. From August 2001 to June 2002, Mr. Dierich served as a Senior Analyst with Pinnacle West Capital Corporation, a publicly-held company that produces and markets electrical power. From 1995 to July 2001, Mr. Dierich served as Corporate Controller/Director for Media Passage Inc., a privately-held media buying firm. Mr. Dierich is a certified public accountant licensed in the State of Washington and earned a B.A. degree in Accounting from Western Washington University.

        Ernest G. Alldredge has served as a Director for us since April 2004. Since 1993, Mr. Alldredge has been a self-employed business consultant advising companies in matters of operational efficiency. From 1987 to 1993, Mr. Alldredge served as Group President, and eventually as President, Chief Operating Officer, and a member of the Board of Directors, of GEO International, a publicly-held oil field services company. Prior thereto, in 1972 until its acquisition by Peabody International, which was later publicly spun-off as GEO International, Mr. Alldredge served as President of Magnaflux Testing Laboratories, a privately-held, non-destructive testing company for the energy and aerospace industries. Mr. Alldredge earned a B.S. degree in Mechanical Engineering from the University of Texas.

        Michael A. Jenkins has served as a Director for us since April 2004. Mr. Jenkins has served as President and Chief Executive Officer of Leisure and Recreation Concepts, Incorporated, a privately-held company that designs, builds, evaluates and operates theme parks and similar attractions worldwide for the entertainment and tourism industries, since his founding of the company in 1969. Since 1982, Mr. Jenkins has also served as President and Managing Director of The Dallas Music Theater, a non-profit company that produces and tours musical performances.

Executive Compensation

        Although we do not have any employment contracts with our executive officers, Messrs. Luke and Dierich currently are employed by us at annual salaries of $215,000 and $101,000, respectively. Only Mr. Luke's aggregate compensation, on an accrual basis, exceeded $100,000 during the fiscal year ended June 30, 2004.

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE

LONG TERM COMPENSATION
	ANNUAL COMPENSATION				AWARDS		PAYOUTS
(a) NAME AND PRINCIPAL POSITION	(b) FISCAL YEAR	(c) SALARY($)	(d) BONUS($)	(e) OTHER ANNUAL COMPEN- SATION($)	(f) RESTRICTED STOCK AWARD(S)	(g) SECURITIES UNDERLYING OPTIONS/ SARS(#)	(h) LTIP PAYOUTS($)	(i) ALL OTHER COMPEN- SATION($)
Stephen Luke, Chief Executive Officer, President and Chairman of the Board	2004 2003 2002	100,719 97,454 —	— — —	— — —	— — —	— — —	— — —	— — —

        Although we have developed a stock option plan, none of our executive officers or directors have been granted stock options or other securities under the plan.

Stock Option Plan

        In 2004 our stockholders adopted our 2004 Stock Option Plan, which provides for the grant to employees, officers, directors and consultants of options to purchase up to an aggregate of 3,000,000 shares of common stock, consisting of both "incentive stock options" within the meaning of Section 422A of the United States Internal Revenue Code of 1986 (the "Code") and "non-qualified" options. Incentive stock options are issuable only to employees, while non-qualified options may be issued to non-employee directors, consultants and others, as well as to employees.

        The Plan is administered by our board of directors, which determines those individuals who are to receive options, the time period during which the options may be partially or fully exercised, the number of shares of common stock that may be purchased under each option, and the option price.

        The per share exercise price of the common stock subject to an incentive stock option or nonqualified option may not be less than the fair market value of the common stock on the date the option is granted. The per share exercise price of the common stock subject to a non-qualified option will be established by the board of directors. The aggregate fair market value, determined as of the date the option is granted, of the common stock that any employee may purchase in any calendar year pursuant to the exercise of incentive stock options may not exceed $1,000,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to him, more than 10% of the total combined voting power of all classes of our stock is eligible to receive any incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the common stock subject to the option, determined on the date of grant. Non-qualified options are not subject to this limitation. No incentive stock option may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option will be exercisable only by him or her. In the event of termination of employment other than by death or disability, the optionee has three months after such termination during which he or she can exercise the option. Upon termination of employment of an optionee by reason of death or permanent total disability, his or her option remains exercisable for one year thereafter to the extent it was exercisable on the date of such termination. No similar limitation applies to non-qualified options.

        Options under the Plan must be granted within ten years from the effective date as amended of the Plan. The incentive stock options granted under the Plan cannot be exercised more than ten years from the date of grant except that incentive stock options issued to 10% or greater stock- holders are limited to five year terms. All options granted under the Plan will provide for the payment of the exercise price in cash or by delivery to us of shares of common stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods of payment. Therefore, an optionee may be able to tender shares of common stock to purchase additional shares of common stock and may theoretically exercise all of his stock options with no additional investment other than his original shares.

        Any unexercised options that expire or that terminate upon an optionee ceasing to be an officer, director or an employee becomes available once again for issuance.

Liability and Indemnification of Officers and Directors

        Our Articles of Incorporation provides that our directors will not be liable for monetary damages for breach of their fiduciary duty as directors, other than the liability of a director for:

  •
  A breach of the director's duty of loyalty to our company or our stockholders;

  •
  Acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  Willful or negligent declaration of an unlawful dividend, stock purchase or redemption; or

  •
  Transactions from which the director derived an improper personal benefit.

        Our Articles of Incorporation require us to indemnify all persons whom we may indemnify pursuant to Nevada law to the full extent permitted by Nevada law.

        In addition, our bylaws require us to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, in a criminal action or proceeding, if he had no reasonable cause to believe that his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests or that he or she had reasonable cause to believe his or her conduct was unlawful. Indemnification as provided in our bylaws shall be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct. Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore, unenforceable.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND
BENEFICIAL OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK

        The following table sets forth information with respect to the beneficial ownership of our common stock including shares issuable within 60 days from the date hereof upon exercise of stock options, by:

  •
  Each holder of more than 5% of our common stock;

  •
  Each of our officers and directors; and

  •
  All of our executive officers, directors and 5% or greater stockholders as a group.

        The addresses of our executive officers and directors are in care of our company at 3231 S. Country Club Way, Suite 102, Tempe, Arizona 85282. All other stockholders' addresses have been included in the table. William Luke is the father of Stephen G. Luke, our Chief Executive Officer.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Owned	Percent of Common Stock Owned Prior to Offering	Percent of Common Stock Owned After Offering
Stephen G. Luke	5,952,245	55.1%	55.1%
Darren R. Dierich	0	0%	0%
Ernest G. Alldredge	0	0%	0%
Michael A. Jenkins	0	0%	0%
All officers and directors as a group	5,952,245	55.1%	55.1%
William Luke 14312 E. Thoroughbred Dr. Scottsdale, AZ 85259	950,000	8.7%	8.7%
William L. Mullins 7373 E. Doubletree Rd., #200 Scottsdale, AZ 85259	590,000	5.5%	0%
Pursuit Ventures, LLC(1) 7373 East Doubletree Ranch Rd Suite 200 Scottsdale, AZ 85258	875,000	8.1%	0%
All officers, directors and 5% stockholders as a group(1)	8,367,245	77.3%	63.8%

(1)
Pursuit Ventures, LLC acquired 875,000 shares from us between March and October 2004 and subsequently distributed the shares to its members. These members are offering the shares for sale pursuant to this prospectus. The names of these members and the number of shares owned by them are set forth under "Selling Stockholders."

SELLING STOCKHOLDERS

        The following table sets forth the names of the selling stockholders and the number of shares of our common stock beneficially owned by the selling stockholders as of the date hereof. Each selling stockholder is offering all shares owned by him or her.

        The following shares may be offered from time to time by the selling stockholders named below who are not obligated to sell any of their shares of common stock. Since the selling stockholders may sell all or part of the shares of common stock offered in this prospectus, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon termination of this offering.

        None of the selling stockholders are officers, directors, or control stockholders and only one stockholder owns over 5% of our common stock. This stockholder will be considered an "underwriter" in the offering. The address of each selling stockholder is in care of our company at 3231 S. Country Club Way, Suite 102, Tempe, Arizona 85282. None of our selling stockholders are broker-dealers or affiliates of broker-dealers. None of the selling stockholders has had a material relationship with us during the past three years except for the transaction with William L. Mullins described under "Related Party and Other Material Transactions" below. The table below also indicates by footnote(2) those selling stockholders who received their shares from Pursuit Ventures, LLC, a limited liability company who distributed the shares to its members.

	Shares Beneficially Owned and Offered as of the Offering Date
Name of Beneficial Owner	Shares Owned Prior to Offering	Percent Owned Prior to Offering	Shares Being Offered	Shares to be Owned After Offering	Percent to be Owned After Offering
William Aspinwall(2)	25,000	*	25,000	0	0%
Scott Bishins(2)	100,000	*	100,000	0	0%
Brent Cannon(2)	25,000	*	25,000	0	0%
Timothy Caserta(2)	5,000	*	5,000	0	0%
D & KP Inc. DBPP Dwight Peters, Chief Executive Officer(2)	50,000	*	50,000	0	0%
John Dow(2)	25,000	*	25,000	0	0%
Douglas Dragoo	50,000	*	50,000	0	0%
Larry Eiteljorg(2)	230,000	*	230,000	0	0%
Four Dakotans LLP Jack Dean, General Partner(2)	50,000	*	50,000	0	0%
Adam Fried(2)	25,000	*	25,000	0	0%
Nellie Hutchison(2)	50,000	*	50,000	0	0%
Shigeru Kaneko	450,000	*	450,000	0	0%
Sue Ellen Latona(2)	50,000	*	50,000	0	0%
Chris Luke	375,000	*	375,000	0	0%
Donald Luke	150,000	*	150,000	0	0%
Don Meinke(2)	50,000	*	50,000	0	0%
E. Chadwick Mooney(2)	25,000	*	25,000	0	0%
Eva Mullins	380,000	*	380,000	0	0%
William F. Mullins	380,000	*	380,000	0	0%
William L. Mullins(1)	590,000	5.5%	590,000	0	0%
Rajo Capital Management Richard Calta, Manager(2)	75,000	*	75,000	0	0%
Chastain Scott(2)	20,000	*	20,000	0	0%
Bill Dow(2)	50,000	*	50,000	0	0%
Nancy Taylor(2)	40,000	*	40,000	0	0%
Jason White(2)	25,000	*	25,000	0	0%
Totals	3,295,000		3,295,000

*
Less than 1%

(1)
5% or greater stockholder

(2)
Member of Pursuit Ventures, LLC

Information Regarding the Selling Stockholders

        The shares of our common stock which the selling stockholders are offering for resale will be sold from time to time in one or more of the following transactions:

  •
  Block transactions;

  •
  Transactions on the Bulletin Board or on such other market on which our common stock may from time to time be trading;

  •
  Privately negotiated transactions;

  •
  Through the writing of options on the shares;

  •
  Short sales; or

  •
  Any combination of these transactions

        The sale price to the public in these transactions may be:

  •
  The market price prevailing at the time of sale;

  •
  A price related to the prevailing market price;

  •
  Negotiated prices; or

  •
  Such other price as the selling stockholders determine from time to time.

        In the event that we permit or cause this prospectus to lapse, the selling stockholders may sell shares of our common stock pursuant to Rule 144 under the Securities Act of 1933. The selling stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of these shares of our common stock if they deem the purchase price to be unsatisfactory at any particular time.

        The selling stockholders may also sell these shares of our common stock directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of these shares of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both. As to a particular broker-dealer, this compensation might be in excess of customary commissions. Market makers and block purchasers purchasing these shares of our common stock will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of our common stock in block transactions to market makers or other purchasers at a price per share which may be below the prevailing market price of our common stock. There can be no assurance that all or any of these shares of our common stock offered hereby will be issued to, or sold by, the selling stockholders. Upon effecting the sale of any of these shares of our common stock offered under this prospectus, the selling stockholders and any brokers, dealers or agents, hereby, are "underwriters" as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

        Alternatively, the selling stockholders may sell all or any part of the shares of our common stock offered hereby through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into an agreement or agreements with an underwriter, then the relevant details will be set forth in a supplement or revision to this prospectus.

        The selling stockholders and any other persons participating in the sale or distribution of these shares of our common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our common stock by, the selling stockholders. Furthermore, pursuant to Regulation M, a person engaged in a distribution of our securities is prohibited from bidding for, purchasing, or attempting to induce any person to bid for or purchase our securities for a period beginning five business days prior to the date of this prospectus until such person is no longer a selling stockholder. These regulations may affect the marketability of these shares of our common stock.

        We will pay substantially all of the expenses incident to the registration and offering of our common stock, estimated to be $100,000. We will not pay the commissions or discounts of underwriters, broker-dealers or agents in connection with the sale of any of the shares.

RELATED PARTY AND OTHER MATERIAL TRANSACTIONS

        In April, 2004 we leased 4,700 square feet of facilities in Tempe, Arizona for our executive offices on a 5 year lease at $7,693 per month plus taxes, common area charges and parking expenses from Shalimar Offices, LLC, a limited liability company. Stephen G. Luke, our chief executive officer, director and controlling stockholder is the manager of Shalimar and owns all of its outstanding interests. We believe the terms of the lease are fair, reasonable and consistent with rentals charged by unaffiliated third parties the same market area.

        We have also been provided leasehold improvement and equipment financing aggregating $159,676 at December 31, 2004 from Shalimar. The debt is evidenced by promissory notes bearing interest at 6% per annum, due in 2009. We pay principal and interest payments of $4,421 monthly.

        Infinity Southwest, Inc., a company controlled by Mr. Luke, was indebted to us in the amount of $407,043 at December 31, 2004. The amount is unsecured, bears interest at 5% per annum and is due on demand. The balance has been paid in full.

        In October 2004 we issued 140,000 shares of our common stock to William L. Mullins as a finder's fee in connection with our sale of common stock and debentures to Pursuit Venture Group, LLC. The shares were valued at $1.00 each. Mr. Mullins has not previously received a finder's fee in connection with a securities transaction.

DESCRIPTION OF CAPITAL STOCK

General

        We are authorized to issue 60,000,000 shares of common stock, $.0001 par value per share, and 10,000,000 shares of preferred stock, $.0001 par value per share.

Common Stock

        As of the date hereof, there were 10,823,428 shares of common stock outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefore subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

        Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. All of the outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

        Shares of preferred stock may be issued from time to time in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. There are no shares of Preferred Stock outstanding.

Warrants

        We currently have outstanding 72,783 each of Class C, Class D, Class E and Class F Warrants. The Class C and D Warrants are exercisable at $4.00 per share until June 30, 2005 and the Class E and F Warrants are exercisable at $6.00 per share until December 31, 2007. Warrant holders do not have equity interest in our company and cannot vote their warrants.

Dividends

        We do not intend to pay dividends on our capital stock in the foreseeable future.

Transfer Agent

        Corporate Stock Transfer, Inc., Denver, Colorado is our transfer agent.

SHARES ELIGIBLE FOR FUTURE SALE

        We have outstanding 1,000,028 shares, which were approved for issuance by the U.S. Bankruptcy Court in connection with the Chapter 11 filing of New Bridge Products, Inc., our former parent. None of those shares are held by affiliates. These shares, pursuant to Section 1145 of the U.S. Bankruptcy Code, are free trading and may be sold without restriction. If any of these shares were owned by affiliates, they would be subject to the volume limitations on sale discussed below under Rule 144. We also have outstanding 3,295,000 shares, which have been registered by this prospectus. The 3,295,000 shares registered hereby may also be sold commencing in March 2005 under the provisions of Rule 144 promulgated under the Securities Act of 1933, as amended. The remaining 7,590,028 shares may be sold under Rule 144 also commencing in March 2005. For a discussion of the issuance of the 1,000,028 shares, see "Business—History" above.

        In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the then outstanding shares of our common stock; or

  •
  The average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

        Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least two years previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

        Future sales of restricted common stock under Rule 144 or otherwise or of the shares, which we are registering under this prospectus, could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

EXPERTS

        We have included our financial statements in this prospectus in reliance upon the report of Farber & Hass, LLP, independent registered certified public accountants, given on the authority of this firm as experts in accounting and auditing. Farber & Hass, LLP has audited the financial statements for the fiscal years ended June 30, 2004 and 2003 provided herein and has expressed an opinion with respect to such financial statements.

LEGAL MATTERS

        The validity of our common stock offered hereby will be passed upon for us by the Law Office of Gary A. Agron, Greenwood Village, Colorado.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to our common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to Nationwide Financial Solutions, Inc, and our common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement. Following the effective date of the prospectus, we will be required to file periodic reports with the Securities and Exchange Commission, including quarterly reports, annual reports which include our audited financial statements and proxy statements. The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, after payment of fees prescribed by the Securities and Exchange Commission. You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Web site which provides on-line access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov.

INDEPENDENT AUDITORS' REPORT

To The Board of Directors and Stockholders of
Nationwide Financial Solutions, Inc.

        We have audited the accompanying balance sheet of Nationwide Financial Solutions, Inc. (the "Company") at June 30, 2004, and the related statements of operations, stockholders' equity (deficit) and cash flows for the fiscal years ended June 30, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

        We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respect, the financial position of Nationwide Financial Solutions, Inc. at June 30, 2004, and the results of its operations and its cash flows for the fiscal years ended June 30, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company incurred a significant net loss in fiscal 2004, and, as a result, had working capital and stockholders' deficits at June 30, 2004. In addition, the Company incurred a fire at its facility in September 2003 which had material adverse effects on its subsequent operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Farber & Hass LLP Camarillo, California August 12, 2004

NATIONWIDE FINANCIAL SOLUTIONS, INC.

BALANCE SHEETS

	December 31, 2004	June 30, 2004
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$156,577	$86,525
Prepaid expenses	39,428	26,028
Loans receivable, including accrued interest—ISI (related party)	407,043	489,919
Income tax refund receivable	61,889	—

Total current assets	664,937	602,472
DEPOSITS	9,351	9,351
PROPERTY AND EQUIPMENT, net	302,554	317,362

TOTAL ASSETS	$976,842	$929,185

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$43,550	$59,185
Income taxes payable	—	90,455
Accrued liabilities	93,294	126,369
Accrued rent—Shalimar (related party)	—	14,516
Unearned income	35,786	34,171
Notes payable—Shalimar (related party)	36,437	46,235
Note payable—other	18,599	—
Convertible notes payable	—	450,000

Total current liabilities	227,666	820,931
NOTES PAYABLE—Shalimar (related party)	123,239	182,435

TOTAL LIABILITIES	350,905	1,003,366
COMMITMENTS
STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock, $.0001 par value; 10,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $.0001 par value; 60,000,000 shares authorized; 10,823,428 and 1,000,028 shares issued and outstanding, respectively	1,082	100
Additional paid-in capital	1,404,018	—
Accumulated deficit	(779,163)	(74,281)

Total stockholders' equity (deficit)	625,937	(74,181)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$976,842	$929,185

The accompanying notes are an integral part of these financial statements.

NATIONWIDE FINANCIAL SOLUTIONS, INC.

STATEMENTS OF OPERATIONS

	Six Months Ended December 31,		Fiscal Years Ended June 30,
	2004	2003	2004	2003
	(unaudited)	(unaudited)
REVENUES	$153,219	$498,286	$705,179	$1,551,308
COST OF REVENUES	155,055	130,605	158,062	207,396

GROSS (LOSS) PROFIT	(1,836)	367,681	547,117	1,343,912

OPERATING EXPENSES:
Selling and marketing	265,456	109,842	426,890	349,523
General and administrative	510,230	226,606	548,957	555,756

Total operating expenses	775,686	336,448	975,847	905,279

OPERATING (LOSS) INCOME	(777,522)	31,233	(428,730)	438,633

NON-OPERATING INCOME (EXPENSE)
Interest income	12,914	11,803	22,836	—
Gain on forgiveness of accrued interest	4,945	—	—	—
Interest expense	(7,108)	(51)	(7,289)	(509)

Non-operating income (expense), net	10,751	11,752	15,547	(509)

(LOSS) INCOME BEFORE (BENEFIT) FROM PROVISION FOR INCOME TAXES	(766,771)	42,985	(413,183)	438,124

(BENEFIT FROM) PROVISION FOR INCOME TAXES:
Current	(61,889)	(11,567)	(103,114)	195,237
Deferred	—	—	—	(9,528)

(Benefit from) provision for income taxes	(61,889)	(11,567)	(103,114)	185,709

NET (LOSS) INCOME	$(704,882)	$54,552	$(310,069)	$252,415

NET (LOSS) INCOME PER COMMON SHARE—Basic and diluted	$(0.07)	$0.05	$(0.31)	$0.25

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING—Basic and diluted	9,480,260	1,000,028	1,000,028	1,000,028

The accompanying notes are an integral part of these financial statements.

NATIONWIDE FINANCIAL SOLUTIONS, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

	Preferred Stock		Common Stock
						(Accumulated Deficit) Retained Earnings
	Shares	Amount	Shares	Amount	Additional Paid-In Capital		Total Stockholders' Equity (Deficit)
Balance, July 1, 2002	—	$—	1,000,028	$100	$—	$(16,627)	$(16,527)

Net income						252,415	252,415
Balance, June 30, 2003	—	—	1,000,028	100	—	235,788	235,888

Net loss						(310,069)	(310,069)

Balance, June 30, 2004	—	—	1,000,028	100	—	(74,281)	(74,181)

Issuance of common stock for recapitalization			8,253,400	825	(825)		—
Issuance of common shares for cash, net of $140,000 finder's fee settled with common shares			1,115,000	111	949,889		950,000
Issuance of common shares to ex-employee as severance			5,000	1	4,999		5,000
Issuance of common shares for notes conversion			450,000	45	449,955		450,000
Net loss						(704,882)	(704,882)

Balance, December 31, 2004 (unaudited)	—	$—	10,823,428	$1,082	$1,404,018	$(779,163)	$625,937

The accompanying notes are an integral part of these financial statements.

NATIONWIDE FINANCIAL SOLUTIONS, INC.

STATEMENTS OF CASH FLOWS

	Six Months Ended December 31,		Fiscal Years Ended June 30,
	2004	2003	2004	2003
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(704,882)	$54,552	$(310,069)	$252,415
Adjustments to reconcile net (loss) income to net cash (used) provided by operating activities:
Depreciation and amortization	36,566	—	14,725	1,651
Issuance of common shares for employee compensation	5,000	—	—	—
Gain on forgiveness of accrued interest	(4,945)	—	—	—
Changes in operating assets and liabilities:
Prepaid expenses	(13,400)	—	(26,028)	—
Accrued interest receivable—ISI (related party)	(32,577)	(11,803)	(26,180)	(20,985)
Income tax refund receivable	(61,889)	—	—	—
Accounts payable	(15,635)	(7,524)	58,111	962
Income taxes payable	(90,455)	851	(105,910)	193,233
Accrued liabilities	(28,130)	23,418	113,742	(21,996)
Accrued rent—Shalimar (related party)	(14,516)	—	14,516	—
Unearned income	1,615	(1,477)	12,046	22,125
Deposits	—	—	(9,351)	—
Deferred income taxes	—	(4,659)	16,460	(9,528)

Net cash (used) provided by operating activities	(923,248)	53,358	(247,938)	417,877

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(21,758)	—	(103,417)	—
Repayments from (loans to) ISI (related party)	115,452	(52,826)	(17,618)	(408,621)

Net cash provided (used) by investing activities	93,694	(52,826)	(121,035)	(408,621)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of bank overdraft	—	—	—	(3,758)
Principal payments on notes payable—Shalimar (related party)	(68,993)	—	—	—
Proceeds from issuance of notes payable—other	18,599	—	—	—
Proceeds from issuances of convertible notes payable	—	—	450,000	—
Proceeds from issuances of common stock	950,000	—	—	—

Net cash provided (used) by financing activities	899,606	—	450,000	(3,758)

NET INCREASE IN CASH AND CASH EQUIVALENTS	70,052	532	81,027	5,498
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	86,525	5,498	5,498	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$156,577	$6,030	$86,525	$5,498

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$19,076	$—	$335	$—

Cash paid for taxes	$86,248	$—	$8,848	$—

SUMMARY OF NON-CASH INVESTING ACTIVITIES:
Acquisition of leasehold improvements and equipment from Shalimar (related party) in exchange for notes payable	$—	$—	$228,670	$—

SUMMARY OF NON-CASH FINANCING ACTIVITIES:
Issuance of common shares for finder's fee	$140,000	$—	$—	$—

Issuance of common shares for notes conversion	$450,000	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

NATIONWIDE FINANCIAL SOLUTIONS, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED JUNE 30, 2004 AND 2003 (audited) and THE SIX MONTHS ENDED DECEMBER 31, 2004 and 2003 (unaudited)

1.     ORGANIZATIONAL HISTORY AND NATURE OF BUSINESS

        In March 2004, NB Acquisitions, Inc. ("NBA"), a privately-held, non-operating shell company with no assets or liabilities, previously organized and incorporated on September 21, 2001 under the laws of the State of Nevada, entered into a share exchange agreement (the "Agreement") with National Interest Solutions, Inc. ("NIS"), a privately-held operating company previously organized and incorporated on October 24, 2001 under the laws of the State of Arizona. For legal purposes, the Agreement constituted an acquisition by NBA of NIS as NBA acquired all of the then outstanding shares of NIS's common stock. Shortly thereafter, in April 2004, NBA changed its legal name to Nationwide Financial Solutions, Inc. ("NFS").

        For accounting purposes, the preceding Agreement did not constitute a business combination given that NBA was merely a shell company with no economic substance. Instead, the Agreement merely constituted a recapitalization of NIS whereby NIS would grant NBA a minority ownership interest in exchange for it gaining access to NBA's assembled shareholder base, thereby potentially facilitating any prospective capital raising efforts. Accordingly, the accompanying financial statements solely reflect the historical operations and related financial results of NIS. The July 1, 2002 beginning balances within the accompanying statements of changes in stockholders' equity (deficit) are a composite of the then legal capital structure of NBA, being the legal successor, and the then accumulated deficit of NIS, being the accounting successor. Such statements subsequently reflect the July 28, 2004 issuance by NBA of 8,253,400 shares of its common stock to the former shareholders of NIS as per the Agreement. Immediately thereafter, the former shareholders of NIS and NBA owned 89.2% and 10.8%, respectively, of the then issued and outstanding common shares of the legally merged entity (hereinafter, the "Company").

        The Company is, as was NIS, a debt resolution company retained by individuals with significant unsecured debt that may be experiencing financial difficulties. Through its fee-based debt resolution program, the Company attempts to assist its clients in eliminating part or all of their unsecured debt. All of the Company's business operations are conducted, from a single leased facility in Tempe, Arizona. The Company remains, as was NBA, a Nevada corporation.

2.     SUBSTANTIAL DOUBT AS TO COMPANY'S ABILITY TO CONTINUE AS A GOING CONCERN

        The company incurred a substantial operating and net loss, as well as negative operating cash flow, during its fiscal year ended June 30,2004, and had working capital and stockholders' deficits at June 30,2004. In recognition of the preceding, the Company's independent certified public accountants have included an explanatory paragraph in their audit report on the accompanying financial statements for the Company's fiscal year ended June 30,2004 that expresses substantial doubt as to the Company's ability to continue as a going concern. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business during the subsequent fiscal year. The Company's financial statements do not include any adjustments that might result from the outcome of our financial uncertainty.

        During the six month fiscal periods ended December 31, 2004 the Company incurred a substantial operating and net loss, as well as negative operating cash flow. However, as a result of $450,000 in debt-to-equity conversions and the receipt of $950,000 in cash from equity issuances during the six months ended December 31, 2004, the Company had positive working capital and stockholders' equity at December 31,2004. The Company's management currently believes that such working capital will be sufficient to sustain its operations, and thus, enable it to remain a going concern. Based on the Company's history, management is confident that it can raise additional equity capital should its cash flows be insufficient during the coming year. (See Note 13, Subsequent Events)

3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

        The accompanying financial statements solely reflect the accounts, balances and activity of the Company as it has not had, and continues not to have, any legal subsidiaries.

  Fiscal Year-End

        The Company's fiscal year-end is June 30th. References to a fiscal year refer to the calendar year in which such fiscal year ends.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates, judgments and assumptions that affect the reported amounts and timing of revenue and expenses, the reported amounts and classification of assets and liabilities, and disclosure of contingent assets and liabilities. These estimates and assumptions are based on the Company's historical results as well as management's future expectations. The Company's actual results could vary materially from management's estimates, judgments and assumptions.

  Reclassifications

        Historically, the Company had classified lead acquisition costs as costs of revenues. During the six months ended December 31, 2004, the Company determined that these lead acquisition costs, which are solely incurred in connection with new client prospecting, would be more appropriately classified as selling and marketing costs. The financial statements for all prior fiscal peiods have been conformed for comparability.

  Preparation of Interim Financial Statements

        The accompanying interim financial statements for the six month periods ended December 31, 2004 and 2003 have been prepared by the Company's management, without audit, in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the United States Securities and Exchange Commission ("SEC"). In the opinion of management, these interim financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the Company's financial position, results of operations and cash flows for the fiscal periods presented. The financial position, results of operations and cash flows for the interim periods disclosed herein are not necessarily indicative of future financial results.

  Cash and Cash Equivalents

        Cash equivalents consist of highly liquid debt instruments with maturity dates of three months or less at their respective dates of purchase. The Company maintains its cash and cash equivalents with high quality financial institutions thereby minimizing any associated credit risks.

  Property and Equipment

        Property and equipment are recorded at cost. Cost includes expenditures for major additions and improvements. Maintenance and repairs which do not extend the useful life of the related property or equipment are charged to operations as incurred. The provision for related depreciation has been computed using the straight-line method over the following estimated useful lives: telephone equipment—three to seven years; computer hardware and software—three years; and office furniture and equipment—five to seven years. The provision for related amortization is computed using the straight-line method over the shorter of the estimated useful lives of the leasehold improvements, being five years, or the contractual life of the underlying operating lease.

        The net book value of property and equipment sold or retired is removed from the asset and related depreciation and amortization accounts with any resulting net gain or loss included in the determination of net loss (income).

  Impairment of Long-Lived Assets

        Management, on at least a quarterly basis, evaluates each of the Company's long-lived assets for impairment by comparing the related estimated future cash flows, on an undiscounted basis, to its net book value. If impairment is indicated, the net book value of the asset is reduced to an amount equal to the estimated future cash flows on an appropriately discounted basis.

  Deferred Income Taxes

        Deferred income tax assets and liabilities are recognized for the expected future income tax benefits or consequences, based on enacted laws, of temporary differences between tax and financial statement reporting. Deferred tax assets are then reduced by a valuation allowance for the amount of any tax benefits that more likely than not, based on current circumstances, are not expected to be realized.

  Fair Value of Financial Instruments

        The Company has financial instruments, none of which are held for trading purposes. The carrying values reported for cash equivalents, accounts payable, income taxes payable, accrued expenses, notes payable (current portions), and convertible notes payable materially approximated their respective fair values at each applicable balance sheet date due to the immediate or short-term maturity of these financial instruments. The carrying value reported for notes payable (non-current portion) materially approximated its fair value at each applicable balance sheet date as the stated rate of interest reflected a then prevailing market rate of interest.

  Revenue Recognition

        The Company's clients consist of individuals with significant unsecured debt that may be experiencing financial difficulties, thereby making the collection of any receivable highly doubtful. The Company initially assesses each new client a non-refundable set-up fee for file creation, debt analysis, budget formulation, and initial creditor contacts. This set-up fee, which is based on a percentage of the client's total unsecured debt accepted into the Company's debt resolution program, is fully earned by the Company upon its completion of the above services and is typically paid by the client in equal monthly installments over a subsequent six-month period. Upon completion of the above set-up services, the Company has no further obligations to the client.

        If and when, a client subsequently accumulates a previously agreed-upon cash balance in a designated savings account, access to which the Company is granted via a power-of-attorney, the Company commences formal negotiations with each of the client's creditors with the objective of convincing them to accept a lump partial payment in full and complete satisfaction of the entire unpaid balance. If and when, the Company is successful in obtaining a legally-binding settlement with a creditor on behalf of a client, the Company then assesses the client a settlement fee. This earned settlement fee, which is based on a previously agreed to percentage of any reduction obtained in the pay-off balance, is typically realized by the Company immediately in its entirety via an electronic debit made directly against the client's savings account. In certain limited cases, the Company realizes an earned settlement fee in monthly installments over an agreed-upon time period.

        The Company conservatively recognizes each set-up and settlement fee earned on a cash basis upon receipt. Any payment received by the Company in advance of its complete performance of a related client service is reflected in the balance sheet as unearned income.

  Advertising Costs

        The Company expenses all advertising costs as incurred. Selling and marketing expenses include advertising costs incurred by the Company of $11,012 and $0 for the six month periods ended December 31, 2004 and 2003, respectively, and $2,966 and $32,950 for the fiscal years ended June 30, 2004 and 2003, respectively.

  Net (Loss) Income Per Common Share

        Net (loss) income per common share—basic and diluted has been computed by dividing net (loss) income by the weighted average number of common shares outstanding during the respective fiscal period. For the three and six months periods ended December 31, 2004 and the fiscal year ended June 30, 2004, the potentially dilutive effects of the Company's then outstanding convertible notes and stock purchase warrants were excluded from the computation of net loss per common share—diluted for each applicable reported period as the effect of their inclusion would have been anti-dilutive. For the three and six months periods ended December 31, 2003 and fiscal year ended June 30, 2003, the Company's then outstanding stock purchase warrants did not have any dilutive effects under the treasury method as their respective exercise prices significantly exceeded the then fair value of the Company's common stock.

  Segment Reporting

        The Company's chief operating decision makers consist of members of senior management that work together to allocate resources to, and assess the performance of, the Company's business. Senior management currently manages the Company's business, assesses its performance, and allocates its resources as a single operating segment.

        To date, the Company's services have been exclusively marketed to customers residing within the United States of America.

  Recently Issued Accounting Standards Not Yet Adopted

        There are no recently issued accounting standards with pending adoption dates that the Company anticipates having material impacts upon its financial statements.

4.     LOANS RECEIVABLE—ISI

        The Company is related to Infinity Southwest, Inc. ("ISI") through common management control by Stephen G. Luke, the Company's Chief Executive Officer, President and Chairman of the Board of Directors. During the fiscal years reported herein as well as prior thereto, the Company made periodic loans to ISI. These loans are unsecured, accrue interest at a stated five percent rate, and are repayable upon demand by the Company. Mr. Luke has provided the Company with a written personal guarantee of repayment which is secured by all of his personal assets. The Company and Mr. Luke agreed to discontinue the above loan program as of December 2003. See Note 13—Subsequent Events for details regarding the subsequent settlement in full of the above loans and accrued interest thereon.

5.     PROPERTY AND EQUIPMENT

        Property and equipment, net, consists of the following:

	December 31, 2004	June 30, 2004
	(unaudited)
Telephone equipment	$87,520	$85,796
Computer hardware and software	64,482	48,645
Office furniture and equipment	29,408	25,211
Leasehold improvements	172,435	172,435

Total property and equipment	353,845	332,087
Less: Accumulated depreciation and amortization	(51,291)	(14,725)

Property and equipment, net	$302,554	$317,362

6.     NOTES PAYABLE—SHALIMAR

        The Company is related to Shalimar Office, LLC ("Shalimar") through common management control by Stephen G. Luke, the Company's Chief Executive Officer, President and Chairman of the Board of Directors. During the fiscal year ended June 30, 2004, Shalimar procured leasehold improvements and equipment from unrelated vendors on the Company's behalf in exchange for three notes payable. The actual costs incurred by Shalimar were passed through to the Company and structured as installment notes payable. These notes are unsecured, accrue interest at a stated six percent rate, and require monthly payments of principal and interest aggregating $4,421 through May 1, 2009. The Company also leases its current facility from Shalimar (see Note 11—Commitments).

        The aggregate future minimum principal payments due under the above notes payable as of June 30, 2004 were as follows:

Fiscal years ending:
June 30, 2005	$46,235
June 30, 2006	43,501
June 30, 2007	46,184
June 30, 2008	49,033
June 30, 2009	43,717

$228,670

        During the six months ended December 31, 2004, the Company voluntarily made principal repayments of $46,000 over and beyond its required monthly payments. As a result, the Company's aggregate future minimum payments as of December 31, 2004 were reduced to the following:

Fiscal years ending:
June 30, 2005 (remaining six months)	$17,946
June 30, 2006	37,544
June 30, 2007	37,222
June 30, 2008	35,690
June 30, 2009	31,274

$159,676

7.     NOTE PAYABLE—OTHER

        During the six months ended December 31, 2004, the Company executed a note payable in connection with the financing of an insurance policy premium. The note is unsecured, accrues interest at 7.25% per annum, and requires monthly payments of principal and interest aggregating $3,166 through June 23, 2005.

8.     CONVERTIBLE NOTES PAYABLE

        During the fiscal year ended June 30, 2004, the Company issued an aggregate of $450,000 in Series A convertible notes to Pursuit Venture Group ("PVG"). The notes were unsecured, accrued interest at the prime rate plus one percent and were to mature on March 23, 2005. PVG had the unilateral right at any time to convert any outstanding principal balance, and accrued interest thereon, into shares of the Company's common stock at the conversion rate of one dollar per share.

        During the six months ended December 31, 2004, PVG elected to convert the $450,000 aggregate principal balance of the above notes into 450,000 shares of the Company's common stock. In connection with such conversion, PVG waived its right to $4,945 in accrued interest, thereby resulting in the Company's corresponding recognition of a non-operating gain.

9.     STOCKHOLDERS' EQUITY (DEFICIT)

  Preferred Stock

        The Company has ten million shares of $.0001 par value preferred stock authorized for issuance. To date, the Company had neither issued nor assigned any rights to these preferred shares.

  Common Stock

        During the six months ended December 31, 2004, the Company issued 975,000 shares of its common stock to PVG at a weighted average price of $0.97 per share, thereby resulting in its receipt of $950,000 in aggregate cash proceeds. The Company additionally issued 5,000 shares of its common stock to an ex-employee as $5,000 in severance.

  Finder's Fee

        On January 27, 2004 the Company retained an unrelated individual to identify potential sources of debt and/or equity financing. As of December 31, 2004, this individual was the source of $450,000 in convertible debt financing (see Note 8—Convertible Notes Payable) and $950,000 in equity financing (see Note 9—Stockholders' Equity (Deficit)—Common Stock). During the six months ended December 31, 2004, upon becoming the source of an aggregate of one million dollars in financings, the Company became obligated to retroactively compensate this individual with a ten percent finder's fee. As of December 31, 2004, the Company had issued this individual 140,000 shares of its common stock in full settlement of $140,000 in finder's fees earned.

  Common Stock Purchase Warrants

        As of June 30, 2004, the Company had six classes of common stock purchase warrants outstanding to unrelated parties entitling them to purchase of 436,698 aggregate shares of its common stock as follows:

Class	Underlying Common Shares	Exercise Price Per Share	Expiration Date
A	72,783	$2.00	December 31, 2004
B	72,783	$2.00	December 31, 2004
C	72,783	$4.00	June 30, 2005
D	72,783	$4.00	June 30, 2005
E	72,783	$6.00	December 31, 2007
F	72,783	$6.00	December 31, 2007

        All of the above warrants were granted by NBA in September 2001 in connection with the Final Decree of Bankruptcy of its former parent company, New Bridge Incorporated (see Note 1—Organizational History and Nature of Business). No fair value was assigned by NBA to these warrants as their respective exercise prices significantly exceeded NBA's market value per common share at the grant date.

        The above Class A and B stock purchase warrants subsequently expired unexercised, thereby reducing the total number of outstanding stock purchase warrants outstanding at December 31, 2004 to 291,132 with a weighted average exercise price of $5.00 per share.

  2004 Stock Option Plan

        On October 1, 2004, the Company adopted a stock option plan ("Plan") that provides for the potential future grant to employees, officers, directors and consultants of stock options to purchase up to an aggregate of 3,000,000 shares of the Company's common stock. Stock options granted may take the form of "incentive stock options," within the meaning of Section 422A of the United States Internal Revenue Code of 1986, and "non-qualified" options. Incentive stock options may only be granted to employees, whereas non-qualified options may be granted to any eligible recipient. The Plan is administered by the Company's Board of Directors, which will solely determine those individuals who are to receive stock options, the number of shares of common stock that may be purchased under each granted option, each option's exercise price per share of common stock, and the time period during which the options may be partially or fully exercised. The exercise price of any incentive stock option must equal or exceed the fair market value of a share of the Company's common stock as of the option grant date. The Company's Board of Directors may assign any exercise price it deems appropriate to a non-qualified stock option. No stock options have been granted to date.

10.   INCOME TAXES

        The Company's actual income tax (benefit) provision for each reported fiscal year end differs from the amount computed by merely applying the then Federal statutory rate to (loss) income before (benefit from) provision for income taxes as a result of those items set forth in the following reconciliations:

	Fiscal Years Ended June 30,
	2004	2003
Statutory federal income tax (benefit) provision	$—	$148,962
State income taxes, net of benefit	—	23,132
Net operating loss utilization	(140,482)	—
Adjustment of deferred tax asset	37,368	5,652
Other	—	7,963

(Benefit from) provision for income taxes	$(103,114)	$185,709

        Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. The Company's net operating loss carryforward of $259,483 for state income tax purposes expires in 2009. The Company has no federal loss carryforward.

        Significant components of the Company's deferred tax assets at June 30, 2004 are as follows:

June 30, 2004
Deferred tax assets:
Cash basis (income tax returns) versus accrual basis (financial statements)	$83,089
State tax net operating loss carryforwards	15,120
Property and equipment related	(8,789)

Total deferred tax assets	89,420
Valuation allowance	89,420

Net deferred tax assets:	$—

        Statement of Financial Accounting Standard No. 109 "Accounting for Income Taxes," requires that a valuation allowance be established when it is deemed more likely than not that all or a portion of a deferred tax asset will not be realized. Any changes in the valuation allowance are included in the Company's income tax (benefit from) provision for income taxes for the period of change. In determining whether a valuation allowance is required, the Company takes into account all evidence with regard to the utilization of a deferred tax asset, including its past earnings history, its expected future earnings, the character and jurisdiction of such earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of a deferred tax asset, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset.

        Reconciliation of the valuation allowances for the reported fiscal year end are as follows:

June 30, 2004
Balance, beginning of fiscal period	$—
Addition for the period	89,420

Balance, end of fiscal period	$89,420

11.   COMMITMENTS

  Operating Lease—Shalimar (related party)

        On April 1, 2004, the Company began leasing its premises from Shalimar, a related party (see Note 6—Notes Payable—Shalimar). The lease is non-cancelable, has a five-year term, and currently requires the Company to make monthly rent payments of $7,693, which payments will increase annually by five percent.

        Future minimum lease payments required under the above operating lease, excluding certain related ancillary costs described below, are as follows:

Fiscal year ending June 30, 2005	$47,314
Fiscal year ending June 30, 2006	98,149
Fiscal year ending June 30, 2007	103,056
Fiscal year ending June 30, 2008	108,209
Fiscal year ending June 30, 2009	84,163
Thereafter	—

Total	$440,891

        The above operating lease additionally requires the Company to pay for certain related ancillary costs, principally parking, common area maintenance and property taxes. These ancillary costs, which are variable in nature, have approximated, and are expected to continue to approximate $12,000 per fiscal year.

        Prior to April 1, 2004, the Company leased its premises on a month-to-month basis from an unrelated party. These premises were destroyed in a fire of indeterminable causes on September 23, 2003 at which time all of the Company's related obligations ceased.

        The Company incurred total rent expense of $38,218 and $11,200 for the fiscal years ended June 30, 2004 and 2003, respectively, and $43,853 and $12,125 for the six months ended December 31, 2004 and 2003, respectively.

12.   EMPLOYEES' 401(K) PLAN

        The Company maintains a 401(k) retirement plan for its employees. Any matching of employee contributions is solely at the discretion of management. The Company incurred total contribution expense of $855 and $0 for the fiscal years ended June 30, 2004 and 2003, respectively, and $4,738 and $0 for the six month periods ended December 31, 2004 and 2003, respectively.

13.   SUBSEQUENT EVENTS (unaudited)

        From January 1, 2005 through February 2, 2005, ISI made principal and interest payments to the Company aggregating $412,514 in full satisfaction of the outstanding loans and accrued interest thereon (see Note 4—Loans Receivable—ISI).

        On February 16, 2005, the Company received $100,000 in long-term financing from PVG in exchange for its issuance to them of an unsecured note payable that will accrue interest at the prime rate plus one percent and will become due and payable in full on February 16, 2007.

        Until                        2005 (90 days from the date of this prospectus) all dealers that buy, sell or trade these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Article VII of Registrant's Articles of Incorporation provide as follows:

          (c)   Indemnification. The corporation shall indemnify, to the maximum extent permitted by law, any person who is or was a director, officer, agent, fiduciary or employee of the corporation against any claim, liability or expense arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary or employee of the corporation or because he is or was serving another entity or employee benefit plan as a director, officer, partner, trustee, employee, fiduciary or agent at the corporation's request. The corporation shall further have the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.

          (d)   Limitation on Director's Liability. No director of this corporation shall have any personal liability for monetary damages to the corporation or its stockholders for breach of his fiduciary duty as a director, except that this provision shall not eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for: (i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) voting for or assenting to a distribution in violation of Nevada Revised Statutes ss.7-106-401 or the articles of incorporation if it is established that the director did not perform his duties in compliance with Nevada Revised Statutes ss.7-108-401, provided that the personal liability of a director in this circumstance shall be limited to the amount of the distribution which exceeds what could have been distributed without violation of Nevada Revised Statutes ss.7-106-401 or the articles of incorporation; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit. Nothing contained herein will be construed to deprive any director of his right to all defenses ordinarily available to a director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

ITEM 25.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)

SEC Registration Fee	$2,463
Blue Sky Filing and Legal Fees	$2,500
Printing Expenses	$2,500
Legal Fees	$60,000
Accounting Fees	$25,000
Transfer Agent Fees	$1,000
Miscellaneous Expenses	$6,537

Total	$100,000

(1)
All expenses, except the SEC registration fee, are estimated.

ITEM 26.    RECENT SALES OF UNREGISTERED SECURITIES

        During the last three years the Registrant sold the following securities which were not registered under the Securities Act, as amended:

            (i)  In September 2001 we issued 1,000,028 shares of our common stock together with 1,000,028 each of Class A, B, C, D, E and F warrants in accordance with a Plan of Reorganization of our parent, New Bridge Products, Inc., which was approved by the U.S. Bankruptcy Court. The shares and warrants were issued pursuant to Section 1145 of the U.S. Bankruptcy Code. All but 72,783 each of the Class C, D, E and F warrants have been terminated or have expired unexercised. See "Description of Capital Stock—Warrants" in the prospectus.

           (ii)  In March 2004 the Registrant issued an aggregate of 8,803,400 shares to acquire all of the outstanding common stock of National Interest Solutions, Inc., an Arizona corporation, pursuant to a Share Exchange Agreement. The shares were issued to the following individuals in the amounts indicated in exchange for shares of National Interest Solutions, Inc.:

Name of NIS Stockholder	Number of NIS Shares Exchanged	Number of NB Common Shares Issued
Stephen G. Luke	74,136	5,952,245
William Luke	1,524	137,137
Christopher Luke	4,167	375,000
Donald Luke	1,667	150,000
William L. Mullins	4,174	375,646
Eva Mullins	4,222	380,000
William F. Mullins	4,222	380,000
Shigeru Kaneko	5,000	450,000
Douglas Dragoo	556	50,000
Pursuit Venture Group, LLC	333	3,372
Totals	100,000	8,253,400

        No advertising or general solicitation was employed in offering the securities. The securities were issued to a limited number of persons pursuant to the March 2004 Share Exchange Agreement, all of whom were stockholders of National Interest Solutions, Inc. as of March 2004, and all of whom were accredited investors as that term is defined in Rule 501 of Regulation D under the Securities Act. All were capable of analyzing the merits and risks of their investment, acknowledged in writing that they were acquiring the securities for investment and not with a view toward distribution or resale, and understood the speculative nature of their investment. All common stock issued contained a restrictive legend prohibiting transfer of the shares except in accordance with federal securities laws.

          (iii)  Between March and October 2004 we issued $450,000 of convertible debentures and 975,000 shares of our common stock to Pursuit Venture Group, LLC for $950,000 or $.97 per share. During the same period, Pursuit converted the debentures into 450,000 shares of common stock at $1.00 per share. We also issued 140,000 shares valued at $1.00 per share to William L. Mullins as a finder's fee in connection with our sale of debentures and common stock. Pursuit, in turn, distributed the common stock to its own equity holders in its LLC and these shares are included in the shares being registered hereby. The Registrant relied upon the exemption provided by Section 4(2) of the Securities Act to issue its securities to Pursuit, which was an accredited investor able to analyze the risks of its investment and which took the securities subject to a restrictive legend thereon.

        Pursuit relied on Section 4(2) of the Securities Act of 1933, as amended, in connection with its share issuance to its own equity holders, all of whom were accredited investors who took our stock as an investment and subject to a restrictive legend placed on all stock certificates so distributed.

          (iv)  In September 2004 we issued 5,000 shares to an employee in connection with a severance agreement and for no direct payment for their shares.

ITEM 27.    EXHIBIT INDEX

Number	Exhibit
3.01	Articles of Incorporation of the Registrant, as amended(1)
3.02	Bylaws of the Registrant, as amended(1)
3.03	Amendment to articles of incorporation(1)
5.01	Opinion of Gary A. Agron regarding legality(1)
5.02	Amended Opinion of Gary A. Agron(1)
5.03	Amended Opinion of Gary A. Agron(1)
10.01	Office Lease(1)
10.02	Stock Option Plan(1)
10.03	Share Exchange Agreement(1)
10.04	Executed copy of Office Lease(1)
10.05	Executed copy of Share Exchange Agreement(1)
10.06	Note Payable to Shalimar(1)
10.07	Note Payable to Shalimar(1)
10.08	Note Payable to Shalimar(1)
10.09	Payment Guarantee (Luke)(1)
10.10	Finder's fee agreement(1)
10.11	Payment Guarantee (Luke)
14.01	Code of Ethics(1)
20.01	Audit Committee Charter(1)
23.1	Consent of Farber & Hass, independent auditors(1)
23.2	Consent of Gary A. Agron, See 5.01 above(1)
23.3	Consent of Farber & Hass, independent auditors(1)
23.4	Consent of Farber & Hass, independent auditors(1)
23.5	Consent of Farber & Hass, independent auditors

(1)
Previously filed

ITEM 28.    UNDERTAKINGS

        The Registrant hereby undertakes:

          (a)   That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (b)   That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

          (c)   That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

          (d)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii)  To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (e)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing Form SB-2 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tempe, Arizona, on April 4, 2005.

Nationwide Financial Solutions, Inc.
By:	/s/ STEPHEN G. LUKE Stephen G. Luke, Chief Executive Officer

        Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed below by the following persons on April 4, 2005.

Signature	Title
/s/ STEPHEN G. LUKE Stephen G. Luke	Chief Executive Officer, President and Chairman of the Board of Directors
/s/ DARREN R. DIERICH Darren R. Dierich	Chief Financial Officer (Principal Accounting Officer), Secretary and Director
/s/ ERNEST G. ALLDREDGE Ernest G. Alldredge	Director
/s/ MICHAEL A. JENKINS Michael A. Jenkins	Director

EXHIBIT INDEX

Number	Exhibit
3.01	Articles of Incorporation of the Registrant, as amended(1)
3.02	Bylaws of the Registrant, as amended(1)
3.03	Amendment to articles of incorporation(1)
5.01	Opinion of Gary A. Agron regarding legality(1)
5.02	Amended Opinion of Gary A. Agron(1)
5.03	Amended Opinion of Gary A. Agron(1)
10.01	Office Lease(1)
10.02	Stock Option Plan(1)
10.03	Share Exchange Agreement(1)
10.04	Executed copy of Office Lease(1)
10.05	Executed copy of Share Exchange Agreement(1)
10.06	Note Payable to Shalimar(1)
10.07	Note Payable to Shalimar(1)
10.08	Note Payable to Shalimar(1)
10.09	Payment Guarantee (Luke)(1)
10.10	Finder's fee agreement(1)
10.11	Payment Guarantee (Luke)
14.01	Code of Ethics(1)
20.01	Audit Committee Charter(1)
23.1	Consent of Farber & Hass, independent auditors(1)
23.2	Consent of Gary A. Agron, See 5.01 above(1)
23.3	Consent of Farber & Hass, independent auditors(1)
23.4	Consent of Farber & Hass, independent auditors(1)
23.5	Consent of Farber & Hass, independent auditors

(1)
Previously filed

QuickLinks

TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
SUMMARY
SUMMARY FINANCIAL DATA
RISK FACTORS
DETERMINATION OF OFFERING PRICE
CAPITALIZATION
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION SUMMARY COMPENSATION TABLE
SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND BENEFICIAL OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK
SELLING STOCKHOLDERS
RELATED PARTY AND OTHER MATERIAL TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
EXPERTS
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
INDEPENDENT AUDITORS' REPORT
NATIONWIDE FINANCIAL SOLUTIONS, INC. BALANCE SHEETS
NATIONWIDE FINANCIAL SOLUTIONS, INC. STATEMENTS OF OPERATIONS
NATIONWIDE FINANCIAL SOLUTIONS, INC. STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
NATIONWIDE FINANCIAL SOLUTIONS, INC. STATEMENTS OF CASH FLOWS
NATIONWIDE FINANCIAL SOLUTIONS, INC. NOTES TO FINANCIAL STATEMENTS FOR THE FISCAL YEARS ENDED JUNE 30, 2004 AND 2003 (audited) and THE SIX MONTHS ENDED DECEMBER 31, 2004 and 2003 (unaudited)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)
  ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES
  ITEM 27. EXHIBIT INDEX
  ITEM 28. UNDERTAKINGS
SIGNATURES
EXHIBIT INDEX